Exhibit 99.1

Assured Guaranty Re Overseas Ltd.

(a wholly‑owned subsidiary of Assured Guaranty Re Ltd.)

Consolidated Financial Statements

December 31, 2017 and 2016

Assured Guaranty Re Overseas Ltd.

Index to Consolidated Financial Statements

December 31, 2017 and 2016

Report of Independent Auditors
To the Board of Directors of Assured Guaranty Re Overseas Ltd.:
We have audited the accompanying consolidated financial statements of Assured Guaranty Re Overseas Ltd. and its subsidiaries (the Company), which comprise the consolidated balance sheets as of December 31, 2017 and 2016, and the related consolidated statements of operations, of comprehensive income, of shareholder’s equity and of cash flows for the years then ended.
Management's Responsibility for the Consolidated Financial Statements
Management is responsible for the preparation and fair presentation of the consolidated financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.
Auditors' Responsibility
Our responsibility is to express an opinion on the consolidated financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free from material misstatement.
An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements. The procedures selected depend on our judgment, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error. In making those risk assessments, we consider internal control relevant to the Company's preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.
Opinion
In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Assured Guaranty Re Overseas Ltd. and its subsidiaries as of December 31, 2017 and 2016, and the results of their operations and their cash flows for the years then ended in accordance with accounting principles generally accepted in the United States of America.

/s/ PricewaterhouseCoopers LLP

New York, New York
April 12, 2018

Assured Guaranty Re Overseas Ltd.

Consolidated Balance Sheets

(dollars in thousands except per share and share amounts)

	As of December 31, 2017	As of December 31, 2016
Assets
Investment portfolio:
Fixed-maturity securities, available-for-sale, at fair value (amortized cost of $311,275 and $278,436)	$323,222	$286,436
Short-term investments, at fair value	4,363	9,046
Total investment portfolio	327,585	295,482
Loan receivable from affiliate	60,000	70,000
Cash	4,725	403
Premiums receivable, net of commissions payable	13,500	1,245
Ceded unearned premium reserve	21,748	—
Deferred acquisition costs	6,171	359
Reinsurance recoverable on unpaid losses	72	166
Current income tax receivable	—	133
Other assets	3,567	9,449
Total assets	$437,368	$377,237
Liabilities and shareholder’s equity
Unearned premium reserve	$31,555	$1,723
Loss and loss adjustment expense reserve	224	974
Reinsurance balances payable, net	18,857	0
Deferred tax liability, net	3,233	4,077
Current income tax payable	451	—
Other liabilities	3,352	3,742
Total liabilities	57,672	10,516
Commitments and contingencies (see Note 12)
Common stock ($1.00 par value, 1,000,000 shares authorized, issued and outstanding in 2017 and 2016)	1,000	1,000
Additional paid-in capital	135,964	135,964
Retained earnings	233,294	224,557
Accumulated other comprehensive income, net of tax of $2,509 and $2,800	9,438	5,200
Total shareholder’s equity	379,696	366,721
Total liabilities and shareholder’s equity	$437,368	$377,237
The accompanying notes are an integral part of these consolidated financial statements.

Assured Guaranty Re Overseas Ltd.

Consolidated Statements of Operations

(in thousands)

	Year Ended December 31,
	2017	2016
Revenues
Net earned premiums	$2,159	$1,032
Net investment income	12,935	12,079
Net realized investment gains (losses):
Net impairment loss	(10)	(4)
Other net realized investment gains (losses)	(162)	641
Net realized investment gains (losses)	(172)	637
Other income	24	0
Total revenues	14,946	13,748
Expenses
Loss and loss adjustment expenses	(625)	(1,071)
Amortization of deferred acquisition costs	247	63
Other operating expenses	4,381	3,193
Total expenses	4,003	2,185
Income (loss) before income taxes	10,943	11,563
Provision (benefit) for income taxes
Current	2,749	1,517
Deferred	(1,997)	1,711
Total provision (benefit) for income taxes	752	3,228
Net income (loss)	$10,191	$8,335

The accompanying notes are an integral part of these consolidated financial statements.

Assured Guaranty Re Overseas Ltd.

Consolidated Statements of Comprehensive Income

(in thousands)

	Year Ended December 31,
	2017	2016
Net income (loss)	$10,191	$8,335
Unrealized holding gains (losses) arising during the period on:
Investments with no other-than-temporary impairment, net of tax provision (benefit) of $1,105 and $(1,130)	2,691	(2,102)
Investments with other-than-temporary impairment, net of tax provision (benefit) of $(8) and $1	(13)	3
Unrealized holding gains (losses) arising during the period, net of tax provision (benefit)	2,678	(2,099)
Less: reclassification adjustment for gains (losses) included in net income (loss), net of tax provision (benefit) of $(60) and $223	(112)	414
Other comprehensive income (loss)	2,790	(2,513)
Comprehensive income (loss)	$12,981	$5,822

The accompanying notes are an integral part of these consolidated financial statements.

Assured Guaranty Re Overseas Ltd.

Consolidated Statements of Shareholder’s Equity

Years Ended December 31, 2017 and 2016

(in thousands)

	Common Stock	Additional Paid-in Capital	Retained Earnings	Accumulated Other Comprehensive Income	Total Shareholder’s Equity
Balance at January 1, 2016	$1,000	$135,964	$216,222	$7,713	$360,899
Net income	—	—	8,335	—	8,335
Dividends	—	—	—	—	—
Other comprehensive loss	—	—	—	(2,513)	(2,513)
Balance at December 31, 2016	$1,000	$135,964	$224,557	$5,200	$366,721
Net income	—	—	10,191	—	10,191
Other comprehensive income	—	—	—	2,790	2,790
Reclassification of stranded tax effects (see Note 1)	—	—	(1,448)	1,448	—
Other	—	—	(6)	—	(6)
Balance at December 31, 2017	$1,000	$135,964	$233,294	$9,438	$379,696

The accompanying notes are an integral part of these consolidated financial statements.

Assured Guaranty Re Overseas Ltd.

Consolidated Statements of Cash Flows

(in thousands)

	Year Ended December 31,
	2017	2016
Operating activities
Net Income	$10,191	$8,335
Adjustments to reconcile net income (loss) to net cash flows provided by operating activities:
Net amortization of premium (discount) on fixed-maturity securities	1,412	952
Provision (benefit) for deferred income taxes	(1,997)	1,711
Net realized investment losses (gains)	172	(637)
Change in deferred acquisition costs	(5,812)	(146)
Change in premiums receivable, net of premiums payable and commissions	6,602	563
Change in ceded unearned premium reserve	(21,748)	—
Change in unearned premium reserve	29,832	(561)
Change in loss and loss adjustment expense reserve, net	(656)	(726)
Change in current income tax	584	(1,286)
Change in assumed funds held under reinsurance contracts	6,306	(108)
Change in interest receivable on loan to affiliate	10	10,887
Other	717	(831)
Net cash flows provided by (used in) operating activities	$25,613	$18,153
Investing activities
Fixed-maturity securities:
Purchases	(60,679)	(63,669)
Sales	6,443	13,290
Maturities	18,253	13,659
Net sales (purchases) of short-term investments	4,690	(2,916)
Proceeds from repayment of loan to affiliate	10,000	20,000
Net cash flows provided by (used in) investing activities	(21,293)	(19,636)
Net cash flows provided by (used in) financing activities	—	—
Effect of foreign exchange rate changes	2	0
Increase (decrease) in cash and restricted cash	4,322	(1,483)
Cash and restricted cash at beginning of period (see Note 7)	403	1,886
Cash and restricted cash at end of period (see Note 7)	$4,725	$403
Supplemental cash flow information
Cash paid (received) during the period for:
Income taxes	$2,171	$2,803

The accompanying notes are an integral part of these consolidated financial statements.

Assured Guaranty Re Overseas Ltd.

Notes to Consolidated Financial Statements

December 31, 2017 and 2016

1.	Business and Basis of Presentation

Business

Assured Guaranty Re Overseas Ltd. (AGRO or, together with its subsidiary, the Company) is a wholly-owned subsidiary of Assured Guaranty Overseas US Holdings Inc. (AGOUS), a Delaware corporation, which is a wholly-owned subsidiary of Assured Guaranty Re Ltd. (AG Re), a Bermuda domiciled company. AG Re is a direct subsidiary of Assured Guaranty Ltd. (AGL and, together with its subsidiaries, Assured Guaranty), also a Bermuda domiciled company. AGL provides, through its operating subsidiaries, credit protection products to the United States (U.S.) and international public finance (including infrastructure) and structured finance markets.

AGRO was incorporated with limited liability under the Bermuda Companies Act 1981 and is licensed as a Class 3A Insurer and a Class C Long-Term Insurer under the Insurance Act of 1978, and amendments thereto and related regulations (the Act). AGRO owns AG Intermediary Inc., a New York insurance intermediary company. In 2017, AGRO was granted certified reinsurer status by the Missouri Department of Insurance.

AGRO provides reinsurance on various lines of structured finance business that have similar risk profiles as well as reinsurance on public finance financial guaranty business. The Company currently provides reinsurance mainly through capital relief triple-X excess-of-loss life reinsurance transactions and aircraft residual value insurance (RVI) and can also include life reserve financing, and risk based capital and regulatory capital relief. Under a reinsurance agreement, the reinsurer, in consideration of a premium paid to it, agrees to indemnify another insurer, called the ceding company, for part or all of the liability of the ceding company under one or more insurance policies that the ceding company has issued. Capital relief triple-X excess-of-loss life reinsurance transactions provide US life insurers and reinsurers capital relief from the excess statutory reserves they are required to hold by US state regulators over what the respective life insurers and reinsurers believe are necessary for level premium term life insurance policies. RVI policies guarantee that a specific, properly maintained asset will have a specified value at a specified future date.

The Company has a portfolio of financial guaranty reinsurance under quota share and excess of loss treaties. Financial guaranty insurance policies provide an unconditional and irrevocable guaranty that protects the holder of a financial obligation against non-payment of principal and interest (debt service) when due. Upon an obligor’s default on scheduled principal or interest payments due on the obligation, the primary insurer is required under the financial guaranty policy to pay the principal or interest shortfall. While the Company has not provided new financial guaranty reinsurance in the recent past, it may do so again in the future.

Basis of Presentation

The consolidated financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America (GAAP) and, in the opinion of management, reflect all material adjustments that are of a normal recurring nature, necessary for a fair statement of the financial condition, results of operations and cash flows of the Company for the periods presented. The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities as of the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

The consolidated financial statements include the accounts of AGRO and its subsidiary. Intercompany accounts and transactions between and among AGRO and its subsidiaries have been eliminated.

As of December 31, 2017 and December 31, 2016, the Company had issued financial guaranty contracts for two variable interest entities (VIEs) that it did not consolidate. To date, the Company’s analyses have indicated that it does not have a controlling financial interest in the VIEs and, as a result, they are not consolidated in the consolidated financial statements. The Company’s exposure provided through its financial guaranties with respect to debt obligations of special purpose entities is included within net par outstanding in Note 3, Outstanding Exposure.

Accounting Policies

The Company revalues assets, liabilities, revenue and expenses denominated in non-U.S. currencies into U.S. dollars using applicable exchange rates. Gains and losses relating to translating foreign currency transactions are reported in the consolidated statement of operations.

The chief operating decision maker manages the operations of the Company at a consolidated level. Therefore, all results of operations are reported as one segment.

Other accounting policies are included in the following notes.

Expected loss to be paid (insurance)	Note 4
Contracts accounted for as insurance (premium revenue recognition, loss and loss adjustment expense and policy acquisition cost)	Note 5
Fair value measurement	Note 6
Investments and cash	Note 7
Income taxes	Note 9
Reinsurance and other monoline exposures	Note 10
Commitments and contingencies	Note 12
Employee benefit plans	Note 13

Adopted Accounting Standards

Accounting for the 2017 Tax Cuts and Jobs Act

In January 2018, the Securities and Exchange Commission issued Staff Accounting Bulletin 118 (SAB 118), which the Company elected to apply, providing guidance to companies on the accounting for the income tax effects of the 2017 Tax Cuts and Jobs Act (Tax Act) in financial statements for the period that includes the date of enactment, December 22, 2017. SAB 118 states that:

•	for income tax effects of the Tax Act for which the accounting is incomplete and for which the Company cannot reasonably estimate an amount, qualitative disclosures must be provided;

•
for income tax effects of the Tax Act for which the accounting is incomplete but for which the Company has determined a reasonable estimate and recorded a provisional amount, disclosures of such items; and

•	for income tax effects of the Tax Act for which the Company has completed its accounting and determined a final amount, disclosure of such amounts.

For those effects for which the accounting has not been completed by the time the financial statements that include the enactment date are released, SAB 118 allows for a measurement period not to extend beyond one year after the enactment date to adjust those tax effects. In 2017, the Company recorded a provisional tax benefit in the amount of $1.9 million attributable to the Tax Act. See Note 9, Income Taxes for the Company’s disclosures regarding the effects of the Tax Act.

In February 2018, the Financial Accounting Standards Board (FASB) issued Accounting Standards Update (ASU) 2018-02, Income Statement - Reporting Comprehensive Income (Topic 220): Reclassification of Certain Tax Effects from Accumulated Comprehensive Income, which allows entities to elect to reclassify, from accumulated other comprehensive income (AOCI) to retained earnings, stranded tax effects resulting from the Tax Act.

Under existing U.S. GAAP, deferred tax assets and liabilities are required to be adjusted for the effect of a change in tax laws or rates, with the effect included in income from continuing operations in the reporting period that includes the enactment date, even in situations in which the related income tax effects of items in AOCI were originally recognized in other comprehensive income (OCI) (rather than in net income). This results in the tax rate for items within AOCI continuing to be recorded at the previous tax rate (stranded tax effects).

The Company adopted this ASU in its 2017 financial statements and elected to reclassify approximately $1.4 million from AOCI to retained earnings, which is attributable to the reduction in the corporate tax rate.

Statement of Cash Flows

In November 2016, the FASB issued ASU 2016-18, Statement of Cash Flows (Topic 230): Restricted Cash (a consensus of the Emerging Issues Task Force), which addresses the presentation of changes in restricted cash and restricted cash equivalents in the statement of cash flows with the objective of reducing the existing diversity in practice. Under the ASU, entities are required to show the changes in the total of cash, cash equivalents, restricted cash and restricted cash equivalents in the statement of cash flows.  As a result, entities will no longer present transfers between cash and cash equivalents and restricted cash and restricted cash equivalents in the statement of cash flows.  When cash, cash equivalents, restricted cash and restricted cash equivalents are presented in more than one line item on the balance sheet, the ASU requires a reconciliation be presented either on the face of the statement of cash flows or in the notes to the financial statements showing the totals in the statement of cash flows to the related captions in the balance sheet. The ASU was adopted on January 1, 2017 and was applied retrospectively with no material effect. See Note 7, Investments and Cash.

In August 2016, the FASB issued ASU 2016-15, Statement of Cash Flows (Topic 230): Classification of Certain Cash Receipts and Cash Payments (a consensus of the Emerging Issues Task Force), which addresses eight specific cash flow issues with the objective of reducing the existing diversity in practice. The ASU was adopted on January 1, 2017 and did not have an effect on the Company’s consolidated statements of cash flows for the periods presented.

Share-Based Payments

In March 2016, the FASB issued ASU 2016-09, Compensation - Stock Compensation (Topic 718) - Improvements to Employee Share-Based Payment, which simplifies several aspects of the accounting for employee share-based payment transactions, including the accounting for income taxes, forfeitures, and statutory tax withholding requirements, as well as classification in the statement of cash flows. The new guidance requires all income tax effects of awards to be recognized in the income statement when the awards vest or are settled. It also allows an employer to repurchase more of an employee’s shares than it previously could for tax withholding purposes without triggering liability accounting and to make a policy election to account for forfeitures as they occur. The ASU was adopted on January 1, 2017 with no material effect on the consolidated financial statements.

Future Application of Accounting Standards

Income Taxes

In October 2016, the FASB issued ASU 2016-16, Income Taxes (Topic 740) - Intra-Entity Transfers of Assets Other Than Inventory, which removes the current prohibition against immediate recognition of the current and deferred income tax effects of intra-entity transfers of assets other than inventory.  Under the ASU, the selling (transferring) entity is required to recognize a current income tax expense or benefit upon transfer of the asset. Similarly, the purchasing (receiving) entity is required to recognize a deferred tax asset or deferred tax liability, as well as the related deferred tax benefit or expense, upon receipt of the asset. The ASU is to be applied on a modified retrospective basis (i.e. by recording a cumulative effect adjustment to the statement of financial position as of the beginning of the first reporting period in which the guidance is adopted). The ASU was adopted on January 1, 2018 with no material effect on the consolidated financial statements.

Premium Amortization on Purchased Callable Debt Securities

In March 2017, the FASB issued ASU 2017-08, Receivables-Nonrefundable Fees and Other Costs (Topic 310-20) - Premium Amortization on Purchased Callable Debt Securities.  This ASU shortens the amortization period for the premium on certain purchased callable debt securities to the earliest call date.  This ASU has no effect on the accounting for purchased callable debt securities held at a discount.  It is to be applied using a modified retrospective approach and the ASU is effective for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2018. The Company does not expect this ASU to have a material effect on its consolidated financial statements.

Credit Losses on Financial Instruments

In June 2016, the FASB issued ASU 2016-13, Financial Instruments - Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments.  The amendments in this ASU are intended to improve financial reporting by requiring timelier recording of credit losses on loans and other financial instruments held by financial institutions and other organizations. The ASU requires the measurement of all expected credit losses for financial assets held at the reporting date based on historical experience, current conditions, and reasonable and supportable forecasts. Financial institutions will be required to use forward-looking information to better inform their credit loss estimates as a result of the ASU. While many of the loss estimation techniques applied today will still be permitted, the inputs to those techniques will change to reflect the full amount of expected credit losses. The ASU requires enhanced disclosures to help investors and other financial statement users to better understand significant estimates and judgments used in estimating credit losses, as well as credit quality and underwriting standards of an organization’s portfolio.

In addition, the ASU amends the accounting for credit losses on available-for-sale securities and purchased financial assets with credit deterioration. The ASU also eliminates the concept of “other than temporary” from the impairment model for available-for-sale debt securities. Accordingly, the ASU states that an entity must use an allowance approach, must limit the allowance to an amount by which the security’s fair value is less than its amortized cost basis, may not consider the length of time fair value has been less than amortized cost, and may not consider recoveries in fair value after the balance sheet date when assessing whether a credit loss exists. For purchased financial assets with credit deterioration, the ASU requires an entity’s method for measuring credit losses to be consistent with its method for measuring expected losses for originated and purchased non-credit-deteriorated assets.

The ASU is effective for fiscal years beginning after December 15, 2019, including interim periods within those fiscal years. For debt instruments such as reinsurance recoverables, loans and held to maturity securities, entities will be required to record a cumulative-effect adjustment to the statement of financial position as of the beginning of the first reporting period in which the guidance is adopted. The changes to the impairment model for available-for-sale securities and changes to purchased financial assets with credit deterioration are to be applied prospectively. The Company is evaluating the effect that this ASU will have on its financial statements. See Note 7, Investments and Cash for the Company's current accounting policy with respect to available-for-sale securities.

2.    Ratings

The financial strength ratings (or similar rating) for AGRO is AA (stable) as of June 26, 2017 by S&P Global Ratings, a division of Standard & Poor’s Financial Services LLC and A+ (stable) as of June 15, 2017 by A.M. Best Company, Inc. AGRO's ratings are subject to continuous rating agency review and revision or withdrawal at any time. In addition, the Company periodically assesses the value of each rating assigned to it, and as a result of such assessment may request that a rating agency add or drop a rating.

There can be no assurance that any of the rating agencies will not take negative action on their financial strength ratings of AGRO in the future.

For a discussion of the effects of rating actions on the Company, see Note 10, Reinsurance and Other Monoline Exposures.

3.	Outstanding Exposure

The Company's outstanding exposure is primarily to assumed reinsurance. Approximately 92% and 85% of its outstanding exposure was assumed exposure as of December 31, 2017 and December 31, 2016 respectively, with the remainder written on a direct basis. The Company’s reinsurance exposure is to both non-financial guaranty structured finance transactions (primarily Triple-X and RVI) and to financial guaranty transactions (both public finance and structured finance).

Triple-X

Capital relief triple-X excess of loss life reinsurance (Triple-X) transactions assumed by the Company provide US life insurers and reinsurers capital relief from the excess statutory reserves they are required to hold by US state regulators over what the respective life insurers and reinsurers believe are necessary for level premium term life insurance policies. The Company underwrites Triple-X transactions by evaluating the amount and type of assets supporting the excess statutory reserves for a pool of life insurance policies. The Company would be required to pay reinsurance claims if mortality rates in the insured pool significantly exceeded currently expected mortality rates and if the assets supporting the excess statutory reserves to cover such an increase in mortality rates were exhausted.

The Company's Triple-X net exposure was approximately $675 million as of December 31, 2017 and $390 million as of December 31, 2016. The Company projects that its net exposure under its current Triple-X reinsurance agreements will increase to approximately $1.0 billion prior to September 30, 2036. The Company has executed additional life insurance capital relief transactions in financial guaranty form that are not included in this exposure total but are included in the structured finance financial guaranty insurance exposure total.

The Company's Triple-X exposure is rated investment grade internally. See Note 10, Reinsurance and Other Monoline Exposures, for amounts ceded.

Financial Guaranty

The Company’s direct and assumed financial guaranty contracts are written in insurance form and none are in derivative form. The Company seeks to limit its exposure to losses by underwriting obligations that it views as investment grade at inception, diversifying its insured portfolio across asset classes and, in the structured finance portfolio, requiring rigorous subordination or collateralization requirements. Reinsurance may be used in order to reduce net exposure to certain insured transaction. While the Company has not provided new financial guaranty reinsurance in the recent past, it may do so again in the future.

Public finance obligations covered by financial guaranty insurance assumed by the Company consist primarily of general obligation bonds supported by the taxing powers of U.S. state or municipal governmental authorities, as well as tax-supported bonds, revenue bonds and other obligations supported by covenants from state or municipal governmental authorities or other municipal obligors to impose and collect fees and charges for public services or specific infrastructure projects. The Company also includes within public finance obligations those obligations backed by the cash flow from leases or other revenues from projects serving substantial public purposes, including utilities, toll roads and government office buildings. The Company also includes within public finance similar obligations issued by non-U.S. issuers and governmental authorities.

Structured finance obligations covered by financial guaranty insurance assumed by the Company are generally issued by special purpose entities and backed by pools of assets having an ascertainable cash flow or market value or other specialized financial obligations.

The Company had public finance financial guaranty net par exposure of $153 million and $175 million at December 31, 2017 and December 31, 2016, respectively, and structured finance financial guaranty net par exposure of $116 million and $151 million at December 31, 2017 and December 31, 2016, respectively. All but $16 million of the Company’s financial guaranty net exposure is rated investment grade internally as of December 31, 2017. At December 31, 2016, all but $30 million of the Company's financial guaranty net exposure is rated investment grade internally.

Residual Value Insurance

The Company started providing reinsurance on aircraft RVI policies in the first quarter of 2017. RVI policies guarantee that a specific, properly maintained asset will have a specified value at a specified future date, or strike date.  The Company seeks to limit its exposure to losses by underwriting aviation assets that it views as investment grade at inception, diversifying its insured portfolio across aircraft types and policy strike dates.  This approach is designed to reduce the Company’s exposure to the severe devaluation of a specific aircraft type or a temporary disruption in the overall aviation market.  The RVI policy amount is set at or below a stressed forecasted value for the asset, so that the asset value would need to be below the stressed forecasted amount on the strike date for payment to be due under the RVI policy, with the loss under the RVI policy being the difference between the RVI amount and the amount recovered on the asset.  Payment under the policy is contingent upon several factors, including, but not limited to, the asset being delivered to an agreed upon location in a satisfactory condition and without any liens, with deductions being made for any required repairs or improvements. The reinsurance market for this product is currently active, and the Company may choose to obtain reinsurance for its aircraft RVI reinsurance portfolio in the future in order to manage the size of the total portfolio and the exposure to specific aircraft types.

The Company had net exposure of $140 million to aircraft RVI reinsurance as of December 31, 2017, all of which is rated investment grade internally. See Note 10, Reinsurance and Other Monoline Exposures, for amounts ceded.

Significant Risk Management Activities

Assured Guaranty's Portfolio Risk Management Committee, which includes members of the Company's senior management and senior risk and surveillance officers, sets specific risk policies and limits and is responsible for enterprise risk management, establishing the Company's risk appetite, underwriting of new business, surveillance and work-out. The AGRO Credit Committee reviews its underwriting guidelines and methodology with the AGRO Board of Directors to ensure these guidelines are in agreement with the Company's overall risk strategy and is responsible for the approval of all transactions proposed to be underwritten by the Company. All non-affiliated transactions are subject to the further approval of the AGRO Board of Directors. The AGRO Credit Committee is responsible for the approval of RVI transactions on aviation equipment with less than $25 million net par and any internal reinsurance cessions, while all other AGRO transactions are subject to the approval of the AGRO Board of Directors.

As part of the surveillance process, the Company monitors trends and changes in transaction credit quality, detects any deterioration in credit quality, and recommends such remedial actions as may be necessary or appropriate; however, most loss mitigation occurs at the Company's ceding companies, which are primarily liable for the Company's assumed obligations. All transactions in the insured portfolio are assigned internal credit ratings, which are updated based on changes in transaction credit quality. The Company's ceding companies, particularly the Company's affiliates Assured Guaranty Municipal Corp. (AGM) and Assured Guaranty Corp. (AGC), also develop strategies to enforce their contractual rights and remedies and to mitigate their losses, engage in negotiation discussions with transaction participants and, when necessary, manage the litigation proceedings. The Company generally assumes its proportionate share of any benefits realized by the ceding company for loss mitigation strategies.

Surveillance Categories

The Company segregates its insured portfolio into investment grade and below-investment-grade (BIG) surveillance categories to facilitate the appropriate allocation of resources to monitoring and loss mitigation efforts and to aid in establishing the appropriate cycle for periodic review for each exposure. BIG exposures include all exposures with internal credit ratings below BBB-. The Company’s internal credit ratings are based on internal assessments of the likelihood of default and loss severity in the event of default. Internal credit ratings are expressed on a ratings scale similar to that used by the rating agencies and are generally reflective of an approach similar to that employed by the rating agencies, except that the Company's internal credit ratings focus on future performance, rather than lifetime performance.

The Company monitors its insured portfolio and refreshes its internal credit ratings on individual exposures in quarterly, semi-annual or annual cycles based on the Company’s view of the exposure’s quality, loss potential, volatility and sector. Ratings on exposures in sectors identified as under the most stress or with the most potential volatility are reviewed every quarter. For assumed exposures, the Company's may use the ceding company's credit ratings of transactions where it is impractical for it to assign its own rating.

Exposures identified as BIG are subjected to further review to determine the probability of a loss. See Note 4, Expected Loss to be Paid, for additional information. The Company uses a tax-equivalent yield, which reflects long-term trends in interest rates, to calculate the present value of projected payments and recoveries and determine whether a future loss is expected in order to assign the appropriate BIG surveillance category to a transaction. On the other hand, the Company uses risk-free rates, which are determined each quarter, to calculate the expected loss for financial statement measurement purposes.

More extensive monitoring and intervention is employed for all BIG surveillance categories, with internal credit ratings reviewed quarterly. The Company expects “future losses” on a transaction when the Company believes there is at least a 50% chance that, on a present value basis, it will pay more claims on that transaction in the future than it will have reimbursed. The three BIG categories are:

•	BIG Category 1: Below-investment-grade transactions showing sufficient deterioration to make future losses possible, but for which none are currently expected.

•
BIG Category 2: Below-investment-grade transactions for which future losses are expected but for which no claims (other than liquidity claims, which are claims that the Company expects to be reimbursed within one year) have yet been paid.

•	BIG Category 3: Below-investment-grade transactions for which future losses are expected and on which claims (other than liquidity claims) have been paid.

Unless otherwise noted, ratings disclosed herein on the Company's insured portfolio reflect its internal credit ratings.

Net Exposure
by Internal Rating
As of December 31, 2017

	Triple-X		Financial Guaranty (1)		RVI		Total
Rating Category	Net Exposure	%	Net Exposure	%	Net Exposure	%	Net Exposure	%
	(dollars in thousands)
AAA	$—	—%	$87,663	32.6%	$—	—%	$87,663	8.1%
AA	675,226	100.0	4,033	1.5	—	—	679,259	62.7
A	—	—	95,470	35.6	—	—	95,470	8.8
BBB	—	—	65,061	24.2	139,479	100.0	204,540	18.9
BIG (2)	—	—	16,277	6.1	—	—	16,277	1.5
Total net exposure	$675,226	100.0%	$268,504	100.0%	$139,479	100.0%	$1,083,209	100.0%
____________________

(1)
Exposure for Triple-X and RVI is shown net of any reinsurance ceded to third parties. For financial guaranty contracts, exposure is the par outstanding of the insured obligation net of any reinsurance ceded to third parties.

(2)
BIG exposure relates to four risks, which are primarily structured finance commercial receivables. A risk represents the aggregate of the financial guaranty policies that share the same revenue source for purposes of making debt service payments.

Net Exposure
by Internal Rating
As of December 31, 2016

	Triple-X		Financial Guaranty (1)		Mortgage (3)		Total
Rating Category	Net Exposure	%	Net Exposure	%	Net Exposure	%	Net Exposure	%
	(dollars in thousands)
AAA	$—	—%	$109,619	33.6%	$—	—%	$109,619	14.5%
AA	390,765	100.0	6,545	2.0	—	—	397,310	52.8
A	—	—	107,797	33.1	35,591	100.0	143,388	19.1
BBB	—	—	72,077	22.1	—	—	72,077	9.6
BIG (2)	—	—	30,127	9.2	—	—	30,127	4.0
Total net exposure	$390,765	100.0%	$326,165	100.0%	$35,591	100.0%	$752,521	100.0%
____________________

(1)
Exposure for Triple-X and Mortgage is shown net of any reinsurance ceded to third parties. For financial guaranty contracts, exposure is the par outstanding of the insured obligation net of any reinsurance ceded to third parties.

(2)	BIG exposure relates to six risks, which are primarily structured finance commercial receivables.

(3)	The mortgage guaranty reinsurance exposure expired in the third quarter of 2017.

Net Exposure(1)
by Sector

Sector	As of December 31, 2017	As of December 31, 2016
	(in thousands)
Public finance:
General obligation	$80,917	$84,189
Investor-owned utilities	45,000	45,000
Municipal utilities	7,858	22,861
Transportation	7,557	9,568
Tax-backed	1,238	1,681
Infrastructure finance	10,054	11,385
Financial guaranty public finance	$152,624	$174,684
Structured finance:
Commercial receivables	$16,263	$30,014
Residential mortgage-backed securities (RMBS)	—	104
Other asset-backed tax credit	99,617	121,363
Financial guaranty structured finance	115,880	151,481
Triple-X	675,226	390,765
RVI	139,479	—
Mortgage	—	35,591
Non-financial guaranty structured finance	814,705	426,356

Total structured finance	930,585	577,837

Total net exposure	$1,083,209	$752,521
____________________

(1)
Exposure for Triple-X, RVI and Mortgage is shown net of any reinsurance ceded to third parties. For financial guaranty contracts, exposure is the par outstanding of the insured obligation net of any reinsurance ceded to third parties.

Additional Information Regarding the Financial Guaranty Portfolio

The Company presents below additional information about its financial guaranty portfolio.

The Company seeks to maintain a diversified portfolio of insured financial guaranty obligations designed to spread its financial guaranty risk across a number of geographic areas.

Geographic Distribution of
Financial Guaranty Net Par Outstanding
As of December 31, 2017

	Number of Risks	Net Par Outstanding	Percent of Total Net Par Outstanding
	(dollars in thousands)
U.S.:
U.S. Public finance:
Illinois	8	$64,297	23.9%
Michigan	6	45,373	16.9
Other states (1)	59	32,900	12.3
Total U.S. public finance	73	142,570	53.1
U.S. Structured finance (multiple states)	6	115,880	43.2
Total U.S.	79	258,450	96.3
Non-U.S.:
United Kingdom	1	10,054	3.7
Total non-U.S.	1	10,054	3.7
Total	80	$268,504	100.0%
____________________

(1)	No individual state net exposure is greater than 5%.

Financial Guaranty Debt Service Outstanding

	Gross Debt Service Outstanding		Net Debt Service Outstanding
	December 31, 2017	December 31, 2016	December 31, 2017	December 31, 2016
	(in thousands)
Public finance	$222,347	$257,189	$222,347	$257,189
Structured finance	502,629	167,965	126,629	167,965
Total financial guaranty	$724,976	$425,154	$348,976	$425,154

Actual maturities of insured obligations could differ from contractual maturities because borrowers have the right to call or prepay certain obligations. The expected maturities of structured finance obligations are, in general, considerably shorter than the contractual maturities for such obligations.

Expected Amortization of
Financial Guaranty Net Par Outstanding
As of December 31, 2017

	Public Finance	Structured Finance	Total
	(in thousands)
0 to 5 years	$81,727	$109,827	$191,554
5 to 10 years	25,391	6,053	31,444
10 to 15 years	20,714	—	20,714
15 to 20 years	16,587	—	16,587
20 years and above	8,205	—	8,205
Total net par outstanding	$152,624	$115,880	$268,504

4.    Expected Loss to be Paid

Management compiles and analyzes loss information for all exposures on a consistent basis, in order to effectively evaluate and manage the economics and liquidity of the entire insured portfolio. This note provides information regarding expected claim payments to be made under all contracts in the insured portfolio. Net expected loss to be paid in the tables below consists of both financial guaranty and non financial guaranty insurance. Expected loss to be paid is important from a liquidity perspective in that it represents the present value of amounts that the Company expects to pay or recover in future periods for all contracts.

    For non-financial guaranty contracts, the expected loss to be paid as of December 31, 2016 includes incurred but not reported (IBNR) losses reported by the primary insurers. There is no expected loss to be paid as of December 31, 2017 for non-financial guaranty contracts.

For financial guaranty contracts, the expected loss to be paid is equal to the present value of expected future cash outflows for claim and loss adjustment expenses (LAE) payments, net of inflows for expected salvage and subrogation (e.g., excess spread on the underlying collateral, and estimated recoveries), using current risk-free rates. Expected cash outflows and inflows are probability weighted cash flows that reflect management's assumptions about the likelihood of all possible outcomes based on all information available to it. Those assumptions consider the relevant facts and circumstances and are consistent with the information tracked and monitored through the Company's risk-management activities. The Company updates the discount rates each quarter and reflects the effect of such changes in economic loss development. Net expected loss to be paid is defined as expected loss to be paid, net of amounts ceded to reinsurers.

Economic loss development represents the change in net expected loss to be paid attributable to the effects of changes in assumptions based on observed market trends, changes in discount rates (for financial guaranty contracts), accretion of discount (for financial guaranty contracts) and the economic effects of loss mitigation efforts.

Loss Estimation Process

The Company’s loss reserve committee estimates expected loss to be paid for all contracts by reviewing analyses that consider various scenarios with corresponding probabilities assigned to them. Depending upon the nature of the risk, the Company’s view of the potential size of any loss and the information available to the Company, that analysis may be based upon individually developed cash flow models, internal rating assessments, sector-driven loss severity assumptions and/or judgmental assessments. In the case of its assumed business, the Company may conduct its own analysis as just described or, depending on the Company’s view of the potential size of any loss and the information available to the Company, the Company may use loss estimates provided by ceding insurers. The Company monitors the performance of its transactions with expected losses and each quarter the Company’s loss reserve committee reviews and refreshes its loss projection assumptions, scenarios and the probabilities it assigns to those scenarios based on actual developments during the quarter and its view of future performance.

The financial guaranties issued or reinsured by the Company insure the credit performance of the guaranteed obligations over an extended period of time, in some cases over 30 years, and in most circumstances, the Company has no right to cancel such financial guaranties or reinsurance. In addition, some of the Company's non-financial guaranty reinsurance contracts cover an extended period. As a result, the Company's estimate of ultimate losses on a policy is subject to significant uncertainty over the life of the reinsurance contract. Performance can be adversely affected by economic, fiscal and financial market variability, as well as more specific factors such as mortality and the market for assets covered by RVI insurance, over the life of the contracts.

The determination of expected loss to be paid is an inherently subjective process involving numerous estimates, assumptions and judgments by management, using both internal and external data sources with regard to frequency, severity of loss, economic projections, governmental actions, negotiations and other factors that affect credit performance. These estimates, assumptions and judgments, and the factors on which they are based, may change materially over a reporting period, and as a result the Company’s loss estimates may change materially over that same period.

Changes in the Company’s loss estimates for structured finance transactions generally will be influenced by factors impacting the performance of the assets supporting those transactions. Changes in the Company's loss estimates for Triple-X exposures will be influenced by factors impacting mortality rates and changes in the Company's loss estimates for RVI exposures will be influenced by factors impacting the value of the covered assets.

The Company does not use traditional actuarial approaches to determine its estimates of financial guaranty expected losses. Actual losses will ultimately depend on future events or transaction performance and may be influenced by many interrelated factors that are difficult to predict. As a result, the Company's current projections of losses may be subject to considerable volatility and may not reflect the Company's ultimate claims paid.

The following tables present a roll forward of the expected loss to be paid for all contracts. The net expected loss of financial guaranty contracts included in the table have been discounted by the Company using the appropriate risk-free rates for U.S. dollar denominated obligations, that ranged from 0.0% to 2.78% with a weighted average of 1.79% as of December 31, 2017 and 0.0% to 3.23% with a weighted average of 1.22% as of December 31, 2016.

Net Expected Loss to be Paid
Roll Forward

	Year Ended December 31,
	2017	2016
	(in thousands)
Net expected loss to be paid, beginning of period (1)	$943	$1,911
Economic loss development (benefit) due to:
Accretion of discount	5	8
Changes in discount rates	(2)	0
Changes in timing and assumptions	(688)	(1,186)
Total economic loss development (benefit) (2)	(685)	(1,178)
Net (paid) recovered losses (3)	(32)	210
Net expected loss to be paid, end of period (1)	$226	$943
___________________

(1)
Financial guaranty expected losses to be paid were $226 thousand and $403 thousand as of December 31, 2017 and 2016, respectively. There were no non-financial guaranty expected losses to be paid as of December 31, 2017 and $540 thousand as of December 31, 2016. There were no expected LAE to be paid as of December 31, 2017 and December 31, 2016.

(2)	See Note 5, Insurance, for the rollforward of non-financial guaranty reserves and losses and LAE and salvage and subrogation recoverable.

(3)	The Company paid $11 thousand and $19 thousand in LAE for the years ended December 31, 2017 and 2016, respectively.

Financial Guaranty Insurance

The Company had exposure to $16 million of BIG commercial receivables with an expected loss to be paid of $226 thousand as of December 31, 2017. The economic benefit during 2017 was $177 thousand, which was due primarily to partial amortization of the insured exposure with no claims to the Company. The Company had exposure to $30 million of BIG commercial receivables with an expected loss to be paid of $403 thousand as of December 31, 2016. The economic benefit during 2016 was $321 thousand, which was due primarily to partial amortization of the insured exposure with no claims to the Company.

Non-Financial Guaranty Insurance

The Company projects that its total net expected loss to be paid for non-financial guaranty insurance is zero as of December 31, 2017 compared with $540 thousand as of December 31, 2016. The economic benefit during 2017 was $510 thousand, which was due primarily to the settlement of certain claims at amounts lower than previously anticipated and the paydown of certain insured exposures with zero claims to the Company. The Company projected that its total net expected loss to be paid for non-financial guaranty insurance would be $540 thousand as of December 31, 2016. This represented remaining expected losses on certain legacy transactions, relating primarily to property catastrophe reinsurance and Irish mortgage reinsurance, that were amortizing or had expired. The economic benefit during 2016 was $857 thousand, which was due primarily to partial amortization of the insured exposure with no claims to the Company and the receipt of better than expected recoveries related to certain claims paid in prior periods.

5.	Insurance

Premiums

Accounting Policies

Reinsurance

For assumed reinsurance contracts, net earned premiums reported in the Company's consolidated statements of operations are calculated based upon data received from ceding companies, however, some external ceding companies report premium data between 30 and 90 days after the end of the reporting period. The Company estimates net earned premiums for the lag period.  Differences between such estimates and actual amounts are recorded in the period in which the actual amounts are determined. When installment premiums are related to reinsurance assumed contracts, the Company assesses the credit quality and liquidity of the ceding companies and the impact of any potential regulatory constraints to determine the collectability of such amounts. The accounting model used for premium and loss recognition is based on the underlying contracts of the ceding company as described below.
Financial Guaranty Insurance

Accounting for financial guaranty contracts that meet the scope exception under derivative accounting guidance are subject to industry specific guidance for financial guaranty insurance. The accounting for contracts that fall under the financial guaranty insurance definition are consistent whether the contract was written on a direct basis, assumed from another financial guarantor under a reinsurance treaty, or ceded to another insurer under a reinsurance treaty.

Premiums receivable comprise the present value of contractual or expected future premium collections discounted using risk-free rates. Unearned premium reserve represents unearned premium revenue that has not yet been recognized in the statement of operations.

The amount of unearned premium reserve at contract inception is determined as follows:

•
For premiums received upfront on financial guaranty insurance contracts that were originally underwritten by the Company, unearned premium reserve is equal to the amount of cash received. Upfront premiums typically relate to public finance transactions.

•
For premiums received in installments on financial guaranty insurance contracts that were originally underwritten or assumed by the Company, unearned premium reserve is the present value of either (1) contractual premiums due or (2) in cases where the underlying collateral is comprised of homogeneous pools of assets, the expected premiums to be collected over the life of the contract. To be considered a homogeneous pool of assets prepayments must be contractually allowable, the amount of prepayments must be probable, and the timing and amount of prepayments must be reasonably estimable. When the Company adjusts prepayment assumptions or expected premium collections, an adjustment is recorded to the unearned premium reserve, with a corresponding adjustment to the premium receivable. Premiums receivable are discounted at the risk-free rate at inception and such discount rate is updated only when changes to prepayment assumptions are made that change the expected date of final maturity. Installment premiums typically relate to structured finance transactions, where the insurance premium rate is determined at the inception of the contract but the insured par is subject to prepayment throughout the life of the transaction.

The Company recognizes unearned premium reserve for financial guaranty insurance contracts as earned premium over the contractual period or expected period of the contract in proportion to the amount of insurance protection provided. As premium revenue is recognized, a corresponding decrease to the unearned premium reserve is recorded. The amount of insurance protection provided is a function of the insured principal amount outstanding. Accordingly, the proportionate share of premium revenue recognized in a given reporting period is a constant rate calculated based on the relationship between the insured principal amounts outstanding in the reporting period compared with the sum of each of the insured principal amounts outstanding for all periods. When an insured financial obligation is retired before its maturity, the financial guaranty insurance contract is extinguished. Any nonrefundable unearned premium reserve related to that contract is accelerated and recognized as premium revenue. When a premium receivable balance is deemed uncollectible, it is written off to bad debt expense.

Non-Financial Guaranty Insurance

The amount of unearned premium reserve at contract inception is determined as follows:

•	For premiums received upfront on RVI transactions, the unearned premium reserve is equal to the amount of cash received.

•	For premiums received in installments on Triple-X transactions, the unearned premium reserve is equal to the amount of contractual premiums currently due.

For non-financial guaranty insurance, premiums receivable comprise the amount of contractual premiums due. The Company recognizes unearned premium reserve as earned premium for RVI contracts over the remaining contract period in proportion to the amount of insurance protection provided, and for Triple-X transactions, when premiums are due.

Financial Guaranty and Non-Financial Guaranty Premium Information

Unearned premium reserve ceded to reinsurers (ceded unearned premium reserve) is recorded as an asset. Direct, assumed and ceded earned premium revenue are presented together as net earned premiums in the statement of operations and comprise the following:

Net Earned Premiums

	Year Ended December 31,
	2017	2016
	(in thousands)
Non-financial guaranty insurance net earned premiums:
Triple-X excess of loss	$1,196	$160
RVI	417	—
Catastrophe	—	136
Non-financial guaranty insurance net earned premiums	1,613	296
Financial guaranty insurance net earned premiums:
Scheduled net earned premiums	531	720
Total refundings	7	1
Accretion of discount on net premiums receivable	8	15
Financial guaranty insurance net earned premiums	546	736
Net earned premiums	$2,159	$1,032

Gross Premium Receivable,
Net of Commissions on Assumed Business
Roll Forward

	Year Ended December 31,
	2017	2016
	(in thousands)
December 31,	$1,245	$1,796
Less: Non-financial guaranty insurance premium receivable	162	—
FG insurance premium receivable	1,083	1,796
Gross written premiums, net of commissions on assumed business	12,432	—
Gross premiums received, net of commissions on assumed business	(467)	(728)
Adjustments:
Changes in the expected term	(70)	0
Accretion of discount, net of commissions on assumed business	55	15
Other adjustments	9	—
FG insurance premium receivable	13,042	1,083
Non-financial guaranty insurance premium receivable	458	162
December 31,	$13,500	$1,245

The Company has no installment premiums receivable denominated in currencies other than the U.S. dollar.

The timing and cumulative amount of actual collections may differ from expected collections in the tables below due to factors such as counterparty collectability issues, accelerations, commutations and changes in expected lives.

Expected Collections of
Financial Guaranty Insurance Gross Premiums Receivable,
Net of Commissions on Assumed Business
(Undiscounted)

As of December 31, 2017
(in thousands)
2018 (January 1 – March 31)	$1,098
2018 (April 1 – June 30)	411
2018 (July 1 – September 30)	431
2018 (October 1 – December 31)	411
2019	1,804
2020	1,662
2021	1,645
2022	1,579
2023-2027	5,236
Total	$14,277

Scheduled Financial Guaranty Insurance Net Earned Premiums

As of December 31, 2017
(in thousands)
2018 (January 1 – March 31)	$120
2018 (April 1 – June 30)	118
2018 (July 1 – September 30)	114
2018 (October 1 – December 31)	93
Subtotal 2018	445
2019	233
2020	112
2021	85
2022	62
2023-2027	64
2028-2032	2
Net unearned premium reserve(1)	1,003
Future accretion	4
Total future net earned premiums	$1,007
____________________

(1)	Excludes scheduled net earned premiums on non-financial guaranty insurance of $8,805 thousand.

Selected Information for Financial Guaranty Insurance
Policies Paid in Installments

	As of December 31, 2017	As of December 31, 2016
	(dollars in thousands)
Premiums receivable, net of commission payable	$13,042	$1,083
Gross unearned premium reserve	17,880	889
Weighted‑average risk-free rate used to discount premiums	2.4%	1.4%
Weighted‑average period of premiums receivable (in years)	4.1	0.8

Policy Acquisition Costs

Accounting Policy

Policy acquisition costs that are directly related and essential to successful insurance contract acquisition, as well as ceding commission income on ceded reinsurance contracts are deferred, and reported net. Amortization of deferred policy acquisition costs includes the accretion of discount on ceding commission receivable and payable.

Capitalized policy acquisition costs include expenses such as ceding commission expense on assumed reinsurance contracts and the cost of underwriting personnel attributable to successful underwriting efforts. Ceding commission expense on assumed reinsurance contracts and ceding commission income on ceded reinsurance contracts that are associated with premiums received in installments are calculated at their contractually defined commission rates, discounted consistent with premiums receivable for all future periods, and included in deferred acquisition costs (DAC), with a corresponding offset to net premiums receivable or reinsurance balances payable. Management uses its judgment in determining the type and amount of costs to be deferred. The Company conducts an annual study to determine which operating costs qualify for deferral. Costs incurred for soliciting potential customers, market research, training, administration, unsuccessful acquisition efforts, and product development as well as all overhead type costs are charged to expense as incurred. DAC is amortized in proportion to net earned premiums. When an insured obligation is retired early, the remaining related DAC is recognized at that time.

Expected losses and LAE, investment income, and the remaining costs of servicing the insured or reinsured business, are considered in determining the recoverability of DAC.

Rollforward of
Deferred Acquisition Costs

	Year Ended December 31,
	2017	2016
	(in thousands)
December 31,	$359	$213
Costs deferred during the period:
Commissions on assumed and ceded business	5,381	28
Compensation and other acquisition costs	658	181
Total	6,039	209
Costs amortized during the period	(227)	(63)
December 31, (1)	$6,171	$359

Losses

Accounting Policies

Loss and LAE Reserve

Loss and LAE reserve reported on the balance sheet relates to direct and assumed reinsurance contracts. The corresponding reserve ceded to reinsurers is reported as reinsurance recoverable on unpaid losses.

Under financial guaranty insurance accounting, the sum of unearned premium reserve and loss and LAE reserve represents the Company's stand-ready obligation. At contract inception, the entire stand-ready obligation is represented by unearned premium reserve. A loss and LAE reserve for a financial guaranty contract is recorded only to the extent, and for the amount, that expected loss to be paid exceeds the unearned premium reserve on a contract by contract basis. As a result, the Company has expected loss to be paid on financial guaranty contracts that has not yet been expensed. Such amounts will be recognized in future periods as unearned premium reserve amortizes into income.

For non-financial guaranty insurance, loss reserves consist of the estimates of unpaid reported losses and estimates for IBNR losses. The reserve for unpaid reported losses, established by management based on reports from ceding companies, represents the estimated ultimate cost of events or conditions that have been reported to or specifically identified by the Company.  Such reserves are supplemented by management’s estimates of reserves for losses incurred for which reports or claims have not been received.  These estimates are reviewed regularly and, as experience develops and new information becomes known, the reserves are adjusted as necessary. Such adjustments, if any, are reflected in the Statement of Operations in the period in which they are determined.

There was no loss reserve on non-financial guaranty contracts as of December 31, 2017. As of December 31, 2016, loss reserves on non-financial guaranty contracts were comprised of assumed case and IBNR reserves and primarily relate to one short-duration property catastrophe reinsurance contract that expired during 2016.

Expected Loss to be Expensed For Financial Guaranty Insurance

Expected loss to be expensed represents past or expected future financial guaranty net claim payments that have not yet been expensed. Such amounts will be expensed in future periods as unearned premium reserve amortizes into income on financial guaranty insurance policies. Expected loss to be expensed is the Company's projection of incurred losses that will be recognized in future periods, excluding accretion of discount.

Loss Information

The following table provides information on loss and LAE reserves and salvage and subrogation recoverable, net of reinsurance. The Company used risk-free rates for U.S. dollar denominated financial guaranty insurance obligations that ranged from 0.0% to 2.78% with a weighted average of 1.79% as of December 31, 2017 and 0.0% to 3.23% with a weighted average of 1.22% as of December 31, 2016.

Loss and LAE Reserve
Net of Reinsurance Recoverable on Unpaid Losses
Insurance Contracts

	As of December 31, 2017	As of December 31, 2016
	(in thousands)
Structured finance:
Non-financial guaranty insurance
Catastrophe	$—	$320
Mortgage (1)	—	175
Trade credit	—	45
Non-financial guaranty insurance	—	540
Financial guaranty structured finance	152	268
Total Structured finance	$152	$808
____________________

(1)	The mortgage guaranty reinsurance exposure expired in the third quarter of 2017.

The following table presents the loss and LAE recorded in the consolidated statements of operations by sector for insurance contracts. Amounts presented are net of reinsurance.

Loss and LAE
Reported on the
Consolidated Statements of Operations

	Year Ended December 31,
	2017	2016
	(in thousands)
Financial guaranty U.S. public finance	$1	$2
Structured finance:
Non-financial guaranty insurance
Mortgage	(175)	(758)
Trade credit	(45)	45
Catastrophe	(299)	65
Life	9	(209)
Non-financial guaranty insurance	(510)	(857)
Financial guaranty structured finance	(116)	(216)
Structured finance	(626)	(1,073)
Loss and LAE	$(625)	$(1,071)

The following table provides a reconciliation of the beginning and ending balances of non-financial guaranty reserves for losses and LAE and salvage and subrogation recoverable.

Rollforward of Non-Financial Guaranty
Reserves for Losses and LAE and
Salvage and Subrogation Recoverable

	Year Ended December 31, 2017	Year Ended December 31, 2016
	(in thousands)
Balance as of January 1	$706	$1,399
Less: Reinsurance recoverable	166	212
Net loss and LAE reserve balance as of January 1	540	1,187
Less: Salvage and subrogation recoverable as of January 1	—	—
Net loss reserves (salvage) as of January 1	540	1,187
Incurred losses and LAE related to:
Current year	—	—
Prior years	(510)	(857)
Total incurred losses and LAE	(510)	(857)
Loss and LAE (paid) recovered related to:
Current year	—	—
Prior years	(30)	(18)
Total loss and LAE (paid) recovered	(30)	(18)
Salvage and subrogation recovered	—	228
Total net reserves and salvage (paid) recovered	(30)	210
Net balance as of December 31	—	540
Plus: reinsurance recoverable	72	166
Balance as of December 31	$72	$706

The table below provides a reconciliation of net expected loss to be paid to net expected loss to be expensed. Expected loss to be paid differs from expected loss to be expensed due to loss reserves that have already been established (and therefore expensed but not yet paid).

Reconciliation of Net Expected Loss to be Paid and
Net Expected Loss to be Expensed
Financial Guaranty Insurance Contracts

As of December 31, 2017
(in thousands)
Net expected loss to be paid - financial guaranty insurance	$226
Contra-paid, net (1)	1
Loss and LAE reserve - financial guaranty insurance contracts, net of reinsurance	(152)
Net expected loss to be expensed (present value)	$75
____________________
(1)    Contra paid reflects claim payments that are recorded when there is no loss and LAE reserve on a contract.

The following table provides a schedule of the expected timing of net expected losses to be expensed. The amount and timing of actual loss and LAE may differ from the estimates shown below due to factors such as accelerations, commutations, changes in expected lives and updates to loss estimates.

Net Expected Loss to be Expensed
Financial Guaranty Insurance Contracts

As of December 31, 2017
(in thousands)
2018 (January 1 – March 31)	$11
2018 (April 1 – June 30)	10
2018 (July 1 – September 30)	9
2018 (October 1 – December 31)	8
Subtotal 2018	38
2019	19
2020	15
2021	2
2022	—
2023-2027	—
2028-2032	1
Net expected loss to be expensed	75
Future accretion	7
Total expected future loss and LAE	$82

The following table provides information on financial guaranty insurance contracts categorized as BIG.

Financial Guaranty Insurance BIG Transaction Loss Summary
As of December 31, 2017 and 2016

	BIG Categories (1)
	As of December 31, 2017	As of December 31, 2016
	(dollars in thousands)
Number of risks(2)	4	6
Remaining weighted-average contract period (in years)	1.5	1.5
Outstanding exposure:
Principal	$16,277	$30,127
Interest	1,804	3,307
Total	$18,081	$33,434
Expected cash outflows (inflows)	$233	$413
Potential recoveries	—	—
Subtotal	233	413
Discount	(7)	(10)
Present value of expected cash flows	$226	$403
Unearned premium reserve	$73	$135
Reserves	$152	$268
_____________________

(1)	Substantially comprises BIG 1 category.

(2)	A risk represents the aggregate of the financial guaranty policies that share the same revenue source for purposes of making debt service payments.

6.	Fair Value Measurement

The Company carries all of its investment portfolio at fair value. Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date (i.e., exit price). The price represents the price available in the principal market for the asset or liability. If there is no principal market, then the price is based on a hypothetical market that maximizes the value received for an asset or minimizes the amount paid for a liability (i.e., the most advantageous market).

Fair value is based on quoted market prices, where available. If listed prices or quotes are not available, fair value is based on either internally developed models that primarily use, as inputs, market-based or independently sourced market parameters, including but not limited to yield curves, interest rates and debt prices or with the assistance of an independent third-party using a discounted cash flow approach and the third party’s proprietary pricing models. In addition to market information, models also incorporate transaction details, such as maturity of the instrument and contractual features designed to reduce the Company’s credit exposure, such as collateral rights as applicable.

Valuation adjustments may be made to ensure that financial instruments are recorded at fair value. These adjustments include amounts to reflect counterparty credit quality and constraints on liquidity. As markets and products develop and the pricing for certain products becomes more or less transparent, the Company may refine its methodologies and assumptions. During 2017, no changes were made to the Company’s valuation models that had or are expected to have, a material impact on the Company’s consolidated balance sheets or statements of operations and comprehensive income.

The Company’s methods for calculating fair value produce a fair value that may not be indicative of net realizable value or reflective of future fair values. The use of different methodologies or assumptions to determine fair value of certain financial instruments could result in a different estimate of fair value at the reporting date.

The categorization within the fair value hierarchy is determined based on whether the inputs to valuation techniques used to measure fair value are observable or unobservable. Observable inputs reflect market data obtained from independent sources, while unobservable inputs reflect Company estimates of market assumptions. The fair value hierarchy prioritizes model inputs into three broad levels as follows, with Level 1 being the highest and Level 3 the lowest. An asset's or liability’s categorization is based on the lowest level of significant input to its valuation.

Level 1—Quoted prices for identical instruments in active markets. The Company generally defines an active market as a market in which trading occurs at significant volumes. Active markets generally are more liquid and have a lower bid-ask spread than an inactive market.

Level 2—Quoted prices for similar instruments in active markets; quoted prices for identical or similar instruments in markets that are not active; and observable inputs other than quoted prices, such as interest rates or yield curves and other inputs derived from or corroborated by observable market inputs.

Level 3—Model derived valuations in which one or more significant inputs or significant value drivers are unobservable. Financial instruments are considered Level 3 when their values are determined using pricing models, discounted cash flow methodologies or similar techniques and at least one significant model assumption or input is unobservable. Level 3 financial instruments also include those for which the determination of fair value requires significant management judgment or estimation.

Transfers between Levels 1, 2 and 3 are recognized at the end of the period when the transfer occurs. The Company reviews the classification between Levels 1, 2 and 3 quarterly to determine whether a transfer is necessary. During the periods presented, there were no transfers between Level 1 and Level 2. There were no transfers between Level 2 and Level 3 during 2017. There were transfers of fixed-maturity securities from Level 2 into Level 3 during 2016 because of a lack of observability relating to the valuation inputs and collateral pricing.

Measured and Carried at Fair Value

Fixed-Maturity Securities and Short-Term Investments

The fair value of bonds in the investment portfolio is generally based on prices received from third party pricing services or alternative pricing sources with reasonable levels of price transparency. The pricing services prepare estimates of fair value measurements using their pricing models, which take into account: benchmark yields, reported trades, broker/dealer quotes, issuer spreads, two-sided markets, benchmark securities, bids, offers, reference data, industry and economic events and sector groupings. Additional valuation factors that can be taken into account are nominal spreads and liquidity adjustments. The pricing services evaluate each asset class based on relevant market and credit information, perceived market movements, and sector news.

Benchmark yields have in many cases taken priority over reported trades for securities that trade less frequently or those that are distressed trades, and therefore may not be indicative of the market. The extent of the use of each input is dependent on the asset class and the market conditions. The valuation of fixed-maturity investments is more subjective when markets are less liquid due to the lack of market based inputs.

Short-term investments that are traded in active markets are classified within Level 1 in the fair value hierarchy and their value is based on quoted market prices. Securities such as discount notes are classified within Level 2 because these securities are typically not actively traded due to their approaching maturity and, as such, their cost approximates fair value.

Annually, the Company reviews each pricing service’s procedures, controls and models, as well as the competency of the pricing service’s key personnel. In addition, on a quarterly basis, the Company holds a meeting of the internal valuation committee (comprised of individuals within the Company with market, valuation, accounting, and/or finance experience) that reviews and approves prices and assumptions used by the pricing services.

The Company, on a quarterly basis:

•
reviews methodologies for Level 3 securities, any model updates and inputs for Level 3 securities, and compares such information to management’s own market information and, where applicable, the internal models,

•
reviews internally developed analytic packages for all securities that highlight, at a CUSIP level, price changes from the previous quarter to the current quarter, and evaluates, documents, and resolves any significant pricing differences with the assistance of the third party pricing source, and

•	compares prices received from different third party pricing sources for Level 3, and evaluates, documents the rationale for, and resolves any significant pricing differences for Level 3.

As of December 31, 2017, the Company used models to price eight securities, which was 3.9% or $12.9 million of the Company’s fixed-maturity securities and short-term investments at fair value. All Level 3 securities were priced with the assistance of an independent third-party. The pricing is based on a discounted cash flow approach using the third-party's proprietary pricing models. The models use inputs such as projected prepayment speeds;  severity assumptions; recovery lag assumptions; estimated default rates (determined on the basis of an analysis of collateral attributes, historical collateral performance, borrower profiles and other features relevant to the evaluation of collateral credit quality); home price appreciation/depreciation rates based on macroeconomic forecasts and recent trading activity. The yield used to discount the projected cash flows is determined by reviewing various attributes of the bond including collateral type, weighted average life, sensitivity to losses, vintage, and convexity, in conjunction with market data on comparable securities. Significant changes to any of these inputs could materially change the expected timing of cash flows within these securities which is a significant factor in determining the fair value of the securities.

Not Carried at Fair Value

Financial Guaranty Insurance Contracts

The fair value of the Company’s financial guaranty insurance contracts is based on management’s estimate of what a similarly rated financial guaranty insurance company would demand to acquire the Company’s in-force book of financial guaranty insurance business. It is based on a variety of factors that may include pricing assumptions management has observed for portfolio transfers, commutations and acquisitions that have occurred in the financial guaranty market, as well as prices observed in the credit derivative market with an adjustment for illiquidity so that the terms would be similar to a financial guaranty insurance contract, and includes adjustments to the carrying value of unearned premium reserve for stressed losses, ceding commissions and return on capital. The Company classified this fair value measurement as Level 3.

Loan Receivable from Affiliate

The fair value of the Company's loan receivable from an affiliate is determined by calculating the effect of changes in U.S. Treasury yield adjusted for a credit factor at the end of each reporting period. Given that the adjustment to the credit factor is not observable, the Company accordingly classified this fair value measurement as Level 3 in the fair value hierarchy.

Other Assets and Other Liabilities

The Company’s financial instruments included in other assets and other liabilities consist of accrued interest and payables for securities purchased, the carrying values of which approximate fair value.

Financial Instruments Carried at Fair Value

Amounts recorded at fair value in the Company’s financial statements are presented in the tables below.

Fair Value Hierarchy of Financial Instruments
Carried at Fair Value
As of December 31, 2017

		Fair Value Hierarchy
	Fair Value	Level 1	Level 2	Level 3
	(in thousands)
Assets:
Investment portfolio, available-for-sale:
Fixed-maturity securities:
Obligations of state and political subdivisions	$142,359	$—	$142,359	$—
U.S. government and agencies	11,746	—	11,746	—
Corporate securities	109,485	—	109,485	—
Mortgage-backed securities:
RMBS	33,465	—	27,878	5,587
Commercial mortgage-backed securities (CMBS)	18,859	—	18,859	—
Asset-backed securities	7,308	—	—	7,308
Total fixed-maturity securities	323,222	—	310,327	12,895
Short-term investments	4,363	2,366	1,997	—
Total assets carried at fair value	$327,585	$2,366	$312,324	$12,895

Fair Value Hierarchy of Financial Instruments
Carried at Fair Value
As of December 31, 2016

		Fair Value Hierarchy
	Fair Value	Level 1	Level 2	Level 3
	(in thousands)
Assets:
Investment portfolio, available-for-sale:
Fixed-maturity securities:
Obligations of state and political subdivisions	$121,074	$—	$121,074	$—
U.S. government and agencies	18,343	—	18,343	—
Corporate securities	82,168	—	82,168	—
Mortgage-backed securities:
RMBS	37,943	—	32,332	5,611
CMBS	19,758	—	19,758	—
Asset-backed securities	7,150	—	—	7,150
Total fixed-maturity securities	286,436	—	273,675	12,761
Short-term investments	9,046	2,747	6,299	—
Total assets carried at fair value	$295,482	$2,747	$279,974	$12,761

Changes in Level 3 Fair Value Measurements

The tables below present a roll forward of the Company’s Level 3 financial instruments carried at fair value on a recurring basis during the years ended December 31, 2017 and 2016.

Fair Value Level 3 Rollforward
Recurring Basis
Year Ended December 31, 2017

	Fixed-Maturity Securities
	RMBS		Asset-Backed Securities
	(in thousands)
Fair value as of December 31, 2016	$5,611		$7,150
Total pretax realized and unrealized gains/(losses) recorded in(1):
Net income (loss)	690	(2)	49	(2)
Other comprehensive income (loss)	16		(30)
Purchases	—		5,700
Settlements	(730)		(5,561)
Fair value as of December 31, 2017	$5,587		$7,308
Change in unrealized gains/(losses) related to financial instruments held as of December 31, 2017	$42		$18

Fair Value Level 3 Rollforward
Recurring Basis
Year Ended December 31, 2016

	Fixed-Maturity Securities
	RMBS		Asset-Backed Securities
	(in thousands)
Fair value as of January 1, 2016	$5,861		$—
Total pretax realized and unrealized gains/(losses) recorded in(1):
Net income (loss)	683	(2)	—	(2)
Other comprehensive income (loss)	92		—
Settlements	(1,025)		—
Transfers into Level 3	—		7,150
Fair value as of December 31, 2016	$5,611		$7,150
Change in unrealized gains/(losses) related to financial instruments held as of December 31, 2016	$222		$—
 ____________________

(1)
Realized and unrealized gains (losses) from changes in values of Level 3 financial instruments represent gains (losses) from changes in values of those financial instruments only for the periods in which the instruments were classified as Level 3.

(2)	Included in net investment income.

Level 3 Fair Value Disclosures

Quantitative Information About Level 3 Fair Value Inputs
At December 31, 2017

Financial Instrument Description(1)	Fair Value at December 31, 2017 (in thousands)	Significant Unobservable Inputs	Range			Weighted Average as a Percentage of Current Par Outstanding
Assets:
Fixed-maturity securities:
RMBS	$5,587	Conditional prepayment rate	1.3%	-	5.6%	1.6%
		Conditional default rate	3.0%	-	5.1%	3.2%
		Loss severity	75.0%	-	90.0%	76.2%
		Yield	5.3%	-	6.3%	6.2%

Asset-backed securities (Collateralized loan obligation)	7,308	Yield	3.0%	-	3.4%	3.1%

____________________

(1)	Discounted cash flow is used as valuation technique for all financial instruments.

Quantitative Information About Level 3 Fair Value Inputs
At December 31, 2016

Financial Instrument Description(1)	Fair Value at December 31, 2016 (in thousands)	Significant Unobservable Inputs	Range			Weighted Average as a Percentage of Current Par Outstanding
Assets:
Fixed-maturity securities:
RMBS	$5,611	Conditional prepayment rate	1.6%	-	7.7%	1.8%
		Conditional default rate	3.8%	-	5.6%	4.8%
		Loss severity	70.0%	-	95.0%	71.9%
		Yield	4.8%	-	8.3%	6.5%

Asset-backed securities (Collateralized loan obligation)	7,150	Yield	3.0%	-	3.1%	3.1%

____________________

(1)	Discounted cash flow is used as valuation technique for all financial instruments.

The carrying amount and estimated fair value of the Company’s financial instruments are presented in the following table.

Fair Value of Financial Instruments

	As of December 31, 2017		As of December 31, 2016
	Carrying Amount	Estimated Fair Value	Carrying Amount	Estimated Fair Value
	(in thousands)
Assets:
Fixed-maturity securities	$323,222	$323,222	$286,436	$286,436
Short-term investments	4,363	4,363	9,046	9,046
Loan receivable from affiliate	60,000	58,270	70,000	69,642
Other assets	3,527	3,527	3,118	3,118
Liabilities:
Financial guaranty insurance contracts(1)	5,489	5,838	748	1,446
Other liabilities	—	—	1,554	1,554
____________________

(1)	Carrying amount includes the assets and liabilities related to financial guaranty insurance contract premiums, losses, salvage and subrogation and other recoverables net of reinsurance.

7.	Investments and Cash

Accounting Policy

The Company's investment portfolio is composed of fixed-maturity and short-term investments, classified as available-for-sale at the time of purchase, and therefore carried at fair value. Changes in fair value for other-than-temporarily-impaired (OTTI) securities are bifurcated between credit losses and non-credit changes in fair value. The credit loss on OTTI securities is recorded in the statement of operations and the non-credit component of the change in fair value of securities, whether OTTI or not, is recorded in OCI. For securities in an unrealized loss position where the Company has the intent to sell or it is more-likely-than-not that it will be required to sell the security before recovery, the entire impairment loss (i.e., the difference between the security's fair value and its amortized cost) is recorded in the consolidated statements of operations.

Credit losses reduce the amortized cost of impaired securities. The amortized cost basis is adjusted for accretion and amortization (using the effective interest method) with a corresponding entry recorded in net investment income.

Realized gains and losses on sales of investments are determined using the specific identification method. Realized loss includes amounts recorded for other-than-temporary impairments on debt securities and the declines in fair value of securities for which the Company has the intent to sell the security or inability to hold until recovery of amortized cost.

For mortgage-backed securities, and any other holdings for which there is prepayment risk, prepayment assumptions are evaluated and revised as necessary. Any necessary adjustments due to changes in effective yields and maturities are recognized in net investment income using the retrospective method.

Short-term investments, which are those investments with a maturity of less than one year at time of purchase, are carried at fair value and include amounts deposited in money market funds.

Cash consists of cash on hand and demand deposits. The Company has no restricted cash at December 31, 2017 and 2016 and a de minimis amount as of December 31, 2015.

Assessment for Other-Than Temporary Impairments

The Company has a formal review process to determine other-than-temporary-impairment for securities in its investment portfolio where there is no intent to sell and it is not more-likely-than-not that it will be required to sell the security before recovery. Factors considered when assessing impairment include:

•	a decline in the market value of a security by 20% or more below amortized cost for a continuous period of at least six months;

•	a decline in the market value of a security for a continuous period of 12 months;

•	recent credit downgrades of the applicable security or the issuer by rating agencies;

•	the financial condition of the applicable issuer;

•	whether loss of investment principal is anticipated; and

•	whether scheduled interest payments are past due.

The Company assesses the ability to recover the amortized cost by comparing the net present value of projected future cash flows with the amortized cost of the security. If the security is in an unrealized loss position and its net present value is less than the amortized cost of the investment, an other-than-temporary impairment is recorded. The net present value is calculated by discounting the Company's estimate of projected future cash flows at the effective interest rate implicit in the debt security at the time of purchase. The Company's estimates of projected future cash flows are driven by assumptions regarding probability of default and estimates regarding timing and amount of recoveries associated with a default. The Company develops these estimates using information based on historical experience, credit analysis and market observable data, such as industry analyst reports and forecasts, sector credit ratings and other relevant data. For mortgage‑backed and asset backed securities, cash flow estimates also include prepayment and other assumptions regarding the underlying collateral including default rates, recoveries and changes in value. The assumptions used in these projections requires the use of significant management judgment.

The Company's assessment of a decline in value included management's current assessment of the factors noted above. The Company also seeks advice from its outside investment managers. If that assessment changes in the future, the Company may ultimately record a loss after having originally concluded that the decline in value was temporary.

Net Investment Income and Realized Gains (Losses)

Net investment income is a function of the yield that the Company earns on invested assets and the size of the portfolio. The investment yield is a function of market interest rates at the time of investment as well as the type, credit quality and maturity of the invested assets. Accrued investment income on the investment portfolio and the loan receivable from affiliate, which are recorded in Other Assets, was $3.5 million and $3.1 million as of December 31, 2017 and December 31, 2016, respectively.

Net Investment Income

	Year Ended December 31,
	2017	2016
	(in thousands)
Income from fixed-maturity securities	$10,168	$8,891
Interest income from loan receivable from affiliate (see note 11)	3,036	3,411
Gross investment income	13,204	12,302
Investment expenses	(269)	(223)
Net investment income	$12,935	$12,079

Net Realized Investment Gains (Losses)

	Year Ended December 31,
	2017	2016
	(in thousands)
Gross realized gains on investment portfolio	$0	$698
Gross realized losses on investment portfolio	(162)	(57)
Other-than-temporary impairment	(10)	(4)
Net realized investment gains (losses)	$(172)	$637

There was de minimis amount of credit losses as of both December 31, 2017 and December 31, 2016 for fixed-maturity securities for which the Company has recognized an other-than-temporary-impairment and where the portion of the fair value adjustment related to other factors was recognized in OCI.

Investment Portfolio

Fixed-Maturity Securities and Short-Term Investments
by Security Type
As of December 31, 2017

Investment Category	Percent of Total (1)	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value	AOCI (2) Gain (Loss) on Securities with Other-Than-Temporary-Impairment	Weighted Average Credit Rating(3)
		(dollars in thousands)
Fixed-maturity securities:
Obligations of state and political subdivisions	43%	$135,681	$6,991	$(313)	$142,359	$—	AA
U.S. government and agencies	3	10,384	1,362	—	11,746	—	AA+
Corporate securities	35	107,141	2,486	(142)	109,485	—	A
Mortgage-backed securities(4):
RMBS	10	32,401	1,083	(19)	33,465	3	A+
CMBS	6	18,396	487	(24)	18,859	—	AAA
Asset-backed securities	2	7,272	36	—	7,308	—	AAA
Total fixed-maturity securities	99	311,275	12,445	(498)	323,222	3	AA-
Short-term investments	1	4,363	0	—	4,363	—	AAA
Total investment portfolio	100%	$315,638	$12,445	$(498)	$327,585	$3	AA-

Fixed-Maturity Securities and Short-Term Investments
by Security Type
As of December 31, 2016

Investment Category	Percent of Total (1)	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value	AOCI (2) Gain (Loss) on Securities with Other-Than-Temporary-Impairment	Weighted Average Credit Rating(3)
		(dollars in thousands)
Fixed-maturity securities:
Obligations of state and political subdivisions	41%	$118,653	$3,519	$(1,098)	$121,074	$—	AA
U.S. government and agencies	6	16,721	1,622	—	18,343	—	AA+
Corporate securities	28	79,624	2,655	(111)	82,168	—	A+
Mortgage-backed securities(4):
RMBS	13	37,044	1,102	(203)	37,943	14	A+
CMBS	7	19,310	469	(21)	19,758	—	AAA
Asset-backed securities	2	7,084	66	—	7,150	—	AAA
Total fixed-maturity securities	97	278,436	9,433	(1,433)	286,436	14	AA-
Short-term investments	3	9,046	0	—	9,046	—	AAA
Total investment portfolio	100%	$287,482	$9,433	$(1,433)	$295,482	$14	AA-
____________________

(1)	Based on amortized cost.

(2)	See Note 14, Other Comprehensive Income.

(3)
Ratings in the tables above represent the lower of the Moody’s Investors Service, Inc. (Moody’s) and S&P Global Ratings, a division of Standard & Poor's Financial Services LLC (S&P) classifications except for bonds purchased for loss mitigation or risk management strategies, which use internal ratings classifications. The Company’s portfolio consists primarily of high-quality, liquid instruments.

(4)	Government-agency obligations were approximately 59% of mortgage backed securities as of December 31, 2017 and 61% as of December 31, 2016 based on fair value.

The Company's investment portfolio in tax-exempt and taxable municipal securities includes issuances by a wide number of municipal authorities across the U.S. and its territories.

The following tables present the fair value of the Company’s available-for-sale portfolio of obligations of state and political subdivisions as of December 31, 2017 and December 31, 2016 by state.

Fair Value of Available-for-Sale Portfolio of
Obligations of State and Political Subdivisions
As of December 31, 2017 (1)

State	State General Obligation	Local General Obligation	Revenue Bonds	Fair Value	Amortized Cost	Average Credit Rating
	(in thousands)
California	$2,974	$1,591	$16,759	$21,324	$20,143	AA
Texas	2,272	3,111	15,261	20,644	19,641	AA-
New York	—	1,169	16,545	17,714	16,306	AA+
Washington	2,418	—	10,653	13,071	12,696	AA
Florida	—	2,982	4,353	7,335	7,015	AA-
Virginia	—	—	6,063	6,063	5,802	AA+
Pennsylvania	2,969	—	2,979	5,948	5,852	AA-
Minnesota	—	2,280	2,897	5,177	5,094	AA
District Of Columbia	584	—	3,748	4,332	4,198	AA-
Georgia	1,865	—	2,328	4,193	4,097	AA
All others	2,321	5,987	23,165	31,473	30,302	AA
Total	$15,403	$17,120	$104,751	$137,274	$131,146	AA

Fair Value of Available-for-Sale Portfolio of
Obligations of State and Political Subdivisions
As of December 31, 2016 (1)

State	State General Obligation	Local General Obligation	Revenue Bonds	Fair Value	Amortized Cost	Average Credit Rating
	(in thousands)
Texas	$2,262	$2,962	$13,985	$19,209	$18,815	AA
California	2,912	1,558	13,505	17,975	17,501	AA
New York	—	1,145	13,965	15,110	14,287	AA+
Washington	2,361	—	10,436	12,797	12,895	AA
Florida	—	2,910	4,289	7,199	7,108	AA-
Virginia	—	—	5,947	5,947	5,882	AA+
Pennsylvania	2,877	—	2,897	5,774	5,943	AA
North Carolina	—	—	3,287	3,287	3,342	AA-
Arizona	—	—	3,021	3,021	2,909	AA+
Minnesota	—	—	2,822	2,822	2,817	AA-
All others	2,872	2,334	17,941	23,147	22,773	AA
Total	$13,284	$10,909	$92,095	$116,288	$114,272	AA
____________________

(1)
Excludes $5.1 million and $4.8 million as of December 31, 2017 and 2016, respectively, of pre-refunded bonds, at fair value. The credit ratings are based on the underlying ratings and do not include any benefit from bond insurance.

The revenue bond portfolio is comprised primarily of essential service revenue bonds issued by transportation authorities and other utilities, water and sewer authorities, universities and healthcare providers.

Revenue Bonds
Sources of Funds

	As of December 31, 2017		As of December 31, 2016
Type	Fair Value	Amortized Cost	Fair Value	Amortized Cost
	(in thousands)
Water and sewer	$28,173	$26,261	$25,332	$24,366
Transportation	23,784	23,126	17,488	17,535
Municipal utilities	16,501	15,885	16,273	16,141
Healthcare	12,858	12,451	10,155	10,249
Tax backed	12,857	11,846	12,544	11,964
Higher education	10,578	10,077	10,303	10,220
Total	$104,751	$99,646	$92,095	$90,475

The following tables summarize, for all fixed-maturity securities in an unrealized loss position, the aggregate fair value and gross unrealized loss by length of time the amounts have continuously been in an unrealized loss position.

Fixed-Maturity Securities
Gross Unrealized Loss by Length of Time
As of December 31, 2017

	Less than 12 months		12 months or more		Total
	Fair Value	Unrealized Loss	Fair Value	Unrealized Loss	Fair Value	Unrealized Loss
	(dollars in thousands)
Obligations of state and political subdivisions	$8,920	$(112)	$14,443	$(201)	$23,363	$(313)
Corporate securities	24,630	(97)	2,071	(45)	26,701	(142)
Mortgage-backed securities
RMBS	490	(2)	502	(17)	992	(19)
CMBS	2,832	(24)	—	—	2,832	(24)
Total	$36,872	$(235)	$17,016	$(263)	$53,888	$(498)
Number of securities		29		15		44
Number of securities with other-than-temporary impairment		—		—		—

Fixed-Maturity Securities
Gross Unrealized Loss by Length of Time
As of December 31, 2016

	Less than 12 months		12 months or more		Total
	Fair Value	Unrealized Loss	Fair Value	Unrealized Loss	Fair Value	Unrealized Loss
	(dollars in thousands)
Obligations of state and political subdivisions	$32,196	$(1,098)	$—	$—	$32,196	$(1,098)
Corporate securities	6,476	(111)	—	—	6,476	(111)
Mortgage-backed securities
RMBS	15,953	(186)	557	(17)	16,510	(203)
CMBS	2,848	(21)	—	—	2,848	(21)
Total	$57,473	$(1,416)	$557	$(17)	$58,030	$(1,433)
Number of securities		40		2		42
Number of securities with other-than-temporary impairment		—		—		—

Of the securities in an unrealized loss position for 12 months or more as of December 31, 2017 and December 31, 2016, no securities had unrealized losses greater than 10% of book value. The Company has determined that the unrealized losses recorded as of December 31, 2017 and December 31, 2016 were yield related and not the result of other-than-temporary-impairment.

The amortized cost and estimated fair value of available-for-sale fixed-maturity securities by contractual maturity as of December 31, 2017 are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

Distribution of Fixed‑Maturity Securities
by Contractual Maturity
As of December 31, 2017

	Amortized Cost	Estimated Fair Value
	(in thousands)
Due within one year	$2,107	$2,106
Due after one year through five years	52,383	53,781
Due after five years through 10 years	98,657	102,152
Due after 10 years	107,331	112,859
Mortgage-backed securities:
RMBS	32,401	33,465
CMBS	18,396	18,859
Total	$311,275	$323,222

Based on fair value, investments that are either held in trust for the benefit of affiliated and third party ceding insurers in accordance with statutory or contractual requirements aggregate to $3.8 million and $9.8 million as of December 31, 2017 and December 31, 2016, respectively.

No material investments of the Company were non-income producing for years ended December 31, 2017 and 2016, respectively.

The majority of the investment portfolio is managed by one outside manager. The Company has established detailed guidelines regarding credit quality, exposure to a particular sector and exposure to a particular obligor within a sector. The Company's investment guidelines generally do not permit its outside manager to purchase securities rated lower than A- by S&P or A3 by Moody’s, excluding a minimal allocation to corporate securities not rated lower than BBB by S&P or Baa2 by Moody’s.

8.	Insurance Company Regulatory Requirements

The following table summarizes the equity and income amounts reported to Bermuda for AGRO.

Insurance Regulatory Amounts Reported

	Policyholders' Surplus		Net Income (Loss)
	As of December 31,		Year Ended December 31,
	2017	2016	2017	2016
	(in thousands)
AGRO	$379,664	$366,692	$10,191	$8,335

Basis of Regulatory Financial Reporting

Financial statements prepared in accordance with accounting practices prescribed or permitted by local insurance regulatory authorities differ in certain respects from GAAP.

AGRO, a Bermuda regulated Class 3A insurer and Class C long-term insurer, prepares its statutory financial statements in conformity with the accounting principles set forth in the Insurance Act 1978, amendments thereto and related regulations. As of December 31, 2016, the Bermuda Monetary Authority (Authority) now requires insurers to prepare statutory financial statements in accordance with the particular accounting principles adopted by the insurer (which, in the case of AGRO, are U.S. GAAP), subject to certain adjustments. The principal difference relates to certain assets designated as “non-admitted assets” which are charged directly to statutory surplus rather than reflected as assets as they are under U.S. GAAP.

Insurance Company Dividends and Capital

The Company's ability to pay dividends depends, among other things, upon its financial condition, results of operations, cash requirements, compliance with rating agency requirements, and is also subject to restrictions contained in the insurance laws and related regulations of its country of domicile, Bermuda.

Any distribution (including repurchase of shares) of any share capital, contributed surplus or other statutory capital that would reduce AGRO's total statutory capital by 15% or more of its total statutory capital as set out in its previous year's financial statements requires the prior approval of the Authority. Separately, dividends are paid out of an insurer's statutory surplus and cannot exceed that surplus. Further, annual dividends cannot exceed 25% of total statutory capital and surplus as set out in its previous year's financial statements.

The Company did not declare or pay dividends during 2017 and 2016.

9.	Income Taxes

Accounting Policy

The provision for income taxes consists of an amount for taxes currently payable and an amount for deferred taxes. Deferred income taxes are provided for temporary differences between the financial statement carrying amounts and tax bases of assets and liabilities, using enacted rates in effect for the year in which the differences are expected to reverse. A valuation allowance is recorded to reduce the deferred tax asset to an amount that is more likely than not to be realized.

The Company recognizes tax benefits only if a tax position is “more likely than not” to prevail.

Overview

AGRO is not subject to any income, withholding or capital gains taxes under current Bermuda law. The Company has received an assurance from the Minister of Finance in Bermuda that, in the event of any taxes being imposed, AGRO will be exempt from taxation in Bermuda until March 31, 2035.

AGOUS and its subsidiaries AGRO and AG Intermediary Inc. file U.S. consolidated federal income tax return (AGOUS consolidated return group). AGRO, a Bermuda domiciled company, has elected under Section 953(d) of the U.S. Internal Revenue Code to be taxed as a U.S. domestic corporation. Each company of the AGOUS consolidated return group will pay or receive its proportionate share of taxable expense or benefit as if it filed on a separate return basis with current period credit for net losses to the extent used in consolidation

Effect of the Tax Act

On December 22, 2017, the Tax Act was signed into law. The Tax Act changed many items of U.S. corporate income taxation, including a reduction of the corporate income tax rate from 35% to 21%, implementation of a territorial tax system and imposition of a tax on deemed repatriated earnings of non-U.S. subsidiaries. At December 31, 2017, the Company had not completed accounting for the tax effects of the Tax Act; however, the Company made a reasonable estimate of the effects on the existing deferred tax balances and the one-time transition tax. The Company recognized a provisional benefit in the amount of $1.9 million, which is included as a component of income tax expense from continuing operations. The Company will continue to assess its provision for income taxes as future guidance is issued. Any adjustments, if necessary, during the measurement period guidance outlined in Staff Accounting Bulletin No. 118 will be included in net earnings from continuing operations as an adjustment to income tax expense in the reporting period when such adjustments are determined.

Provision for Income Taxes

A reconciliation of the difference between the provision for income taxes and the expected tax provision at the U.S. marginal corporate income tax rate of 35% is presented below.

Effective Tax Rate Reconciliation

	Year Ended December 31,
	2017	2016
	(in thousands)
Expected tax provision (benefit) at statutory rates in taxable jurisdictions	$3,830	$4,047
Tax exempt interest	(888)	(693)
Effect of provision to tax return filing adjustment	(224)	(127)
Effect of Tax Act	(1,931)	—
Other	(35)	1
Total provision (benefit) for income taxes	$752	$3,228
Effective tax rate	6.9%	27.9%

Components of Net Deferred Tax Assets (Liabilities)

	As of December 31,
	2017	2016
	(in thousands)
Deferred tax assets:
Deferred compensation	$103	$282
Other	15	301
Total deferred income tax assets	118	583
Deferred tax liabilities:
Unearned premium reserves, net	84	361
Unrealized appreciation on investments	2,509	2,800
Market discount	358	803
Deferred acquisition costs	199	126
Other	201	570
Total deferred income tax liabilities	3,351	4,660
Net deferred income tax asset (liability)	$(3,233)	$(4,077)

Audits

AGOUS is not currently under audit and has open tax years of 2014 forward.

10.	Reinsurance

The Company assumes exposure (Assumed Business) and cedes portions of exposure it has insured or assumed (Ceded Business) in exchange for premiums, net of ceding commissions. The Company has historically entered into, and with respect to its new business continues to enter into, ceded reinsurance contracts in order to obtain greater business diversification and reduce the net potential loss from large risks.

Accounting Policy

For business assumed and ceded, the accounting model used is the same model as would be used if the Company wrote the underlying contract directly instead of assuming it (see Note 5, Insurance).

Assumed and Ceded Financial Guaranty Business

The Company has assumed financial guaranty business (Assumed Financial Guaranty Business) from affiliated companies and third party insurers and reinsurers, primarily other monoline financial guaranty companies. Under these relationships, the Company assumes a portion of the ceding company’s insured risk in exchange for a portion of the ceding company's premium for the insured risk (typically, net of a ceding commission). The Company, if required, secures its reinsurance obligations to its affiliated and non-affiliated ceding companies, typically by depositing in trust assets with a market value equal to its assumed liabilities calculated on a statutory basis of accounting.

The Company’s facultative and treaty agreements are generally subject to termination at the option of the ceding company:

•	if the Company fails to meet certain financial and regulatory criteria and to maintain a specified minimum financial strength rating, or

•	upon certain changes of control of the Company.

Upon termination due to one of the above events, the Company may be required (under some of its reinsurance agreements) to return to the ceding company unearned premiums (net of ceding commissions) and loss reserves calculated on a statutory basis of accounting, attributable to reinsurance assumed pursuant to such agreements after which the Company would be released from liability with respect to the Assumed Financial Guaranty Business.

Assumed and Ceded Non-Financial Guaranty Business

As described in Note 3, Outstanding Exposure, Non-Financial Guaranty Exposure, the Company assumes non-financial guaranty business from third party insurers (Assumed Non-Financial Guaranty Business). It also retrocedes some of this business to third party reinsurers. The downgrade of AGRO’s financial strength rating by S&P below “A” would require AGRO to post, as of December 31, 2017, an estimated $4 million of collateral in respect of certain of its Assumed Non-Financial Guaranty Business. A further downgrade of AGRO’s S&P rating below A- would give the company ceding such business the right to recapture the business for AGRO’s collateral amount, and, if also accompanied by a downgrade of AGRO's financial strength rating by A.M. Best Company, Inc. below A-, would also require AGRO to post, as of December 31, 2017, an estimated $9 million of collateral in respect of a different portion of AGRO’s Assumed Non-Financial Guaranty Business. AGRO’s ceded contracts generally have equivalent provisions requiring the assuming reinsurer to post collateral and/or allowing AGRO to recapture the ceded business upon certain triggering events, such as reinsurer rating downgrades.

Assumed and Ceded Business

The following table presents the components of premiums and losses reported in the consolidated statements of operations and the contribution of the Company's Assumed and Ceded Businesses (both financial guaranty and non-financial guaranty).

Effect of Reinsurance on Statement of Operations

	Year Ended December 31,
	2017	2016
	(in thousands)
Premiums Written
Direct	$—	$320
Assumed	32,380	136
Ceded	(22,154)	—
Net	$10,226	$456
Premiums Earned
Direct	$352	$650
Assumed	2,280	382
Ceded	(473)	—
Net	$2,159	$1,032
Loss and LAE
Assumed	$(718)	$(1,119)
Ceded	93	48
Net	$(625)	$(1,071)

Exposure to Reinsurers (1)

	As of December 31, 2017		As of December 31, 2016
	Affiliated Reinsurers	Non-Affiliated Reinsurers	Affiliated Reinsurers	Non-Affiliated Reinsurers
	(in thousands)
Due (To) From:
Assumed premium, net of commissions	$12,535	$459	$143	$—
Ceded premium, net of commissions	—	(18,857)	—	—
Assumed expected loss to be paid	(226)	(72)	(403)	(540)
Ceded expected loss to be paid	—	72	—	166
Outstanding Exposure:
Financial guaranty
Assumed par outstanding	482,113	74,774	27,574	189,228
Ceded par outstanding (2)	—	376,000	—	—
Non-financial guaranty exposure (see Note 3)
Assumed	—	974,132	—	426,356
Ceded	—	159,428	—	—
____________________

(1)	There was no collateral posted by third party reinsurers as of December 31, 2017 and December 31, 2016.

(2)    All ceded par is rated IG as of December 31, 2017 and December 31, 2016

11.	Related Party Transactions

Expense Sharing Agreements

In 2016, AGC allocated to AGRO certain payroll and related employee benefit expenses. Until December 31, 2016, AGC and various of its affiliates, including AGRO, were parties to the Amended and Restated Service Agreement, effective as April 1, 2015 (the Group Service Agreement). Under the Group Service Agreement, AGC was the payroll company for, and employer of, the U.S. employees of the Assured Guaranty group.  AGC’s employees made available to its Bermuda, U.S. and United Kingdom. affiliates, as applicable, equipment, insurance, reinsurance and such other services, including actuarial, marketing, underwriting, claims handling, surveillance, legal, corporate secretarial, information technology, human resources, accounting, tax, financial reporting and investment planning services.  Expenses under the Group Service Agreement were allocated directly where appropriate and, where not appropriate, based upon an allocation of employee time and corresponding office overhead.  The agreement provided for quarterly settlements and an express right of offset with regard to amounts owing between parties under the Group Service Agreement and other agreements between such parties.

In the first quarter of 2017, AGC’s parent, Assured Guaranty US Holdings Inc. (AGUS), formed and capitalized AG US Group Services Inc. (AG Services), a Delaware corporation, to act as the payroll company and employer for all U.S. personnel and the central, dedicated service provider within the Assured Guaranty group in place of AGC.  This structure is consistent with the way in which numerous other insurance holding companies provide inter-company staff and services.  Accordingly, effective January 1, 2017, (i) AGC transferred the employees and the employee benefit, retirement and health plans relating to such employees to AG Services; and (ii) the Group Service Agreement was amended and restated to replace AGC with AG Services as the payroll company and service provider under the agreement.  Such amended and restated agreement is substantially identical to the Group Service Agreement except for a few changes primarily related to operational matters, including pre-funding by affiliates who are the largest consumers of group services and inter-company allocation of expenses.

Please refer to Note 13, Employee Benefit Plans, for expenses related to Long-Term Compensation Plans of AGL which are allocated to the Company.

The following table summarizes the allocated expenses from (to) affiliate companies under the expense sharing agreements.

Expenses Allocated From (To) Affiliated Companies

	Year Ended December 31,
	2017	2016
	(in thousands)
Affiliated companies:
AG Services	$2,682	$—
AGC	0	2,311
Assured Guaranty Ltd.	431	295
Total	$3,113	$2,606

The following table summarizes the amounts due (to) from affiliate companies under the expense sharing agreements.

Amounts Due (To) From Affiliated Companies

	Year Ended December 31,
	2017	2016
	(in thousands)
Affiliated companies
Assured Guaranty Services	$(1,713)	$—
AGC	(302)	(1,490)
Assured Guaranty Ltd.	(629)	(173)
Assured Guaranty Re Ltd.	(45)	(35)
Total	$(2,689)	$(1,698)

Loan Receivable from Affiliate

Loan to Assured Guaranty US Holdings Inc.

On May 30, 2012, AGUS, a subsidiary of AGL, borrowed $90 million from AGRO in order to fund a portion of the price of purchasing from Radian Asset Assurance Inc. a company that is now AGRO's affiliate Municipal Assurance Corp. (MAC). Interest accrues on the unpaid principal amount of the loan at a rate of six-month London Interbank Offered Rate plus 3.00% per annum. The entire outstanding principal balance of the loan, together with all accrued and unpaid interest, was originally due and payable in May 2017. During 2017 and 2016, AGUS repaid $10 million and $20 million, respectively, in outstanding principal on that loan as well as accrued and unpaid interest, and the parties agreed to extend the maturity date of the loan from May 2017 to November 2019. As of December 31, 2017, $60 million remained outstanding. The Company recognized $3.0 million and $3.4 million of interest income during the years ended December 31, 2017 and 2016, respectively.

Reinsurance Agreements

The Company assumes business from affiliated entities under certain reinsurance agreements. See below for material balance sheet and statement of operations items related to reinsurance transactions.

The following table summarizes the affiliated components of each balance sheet item, where applicable:

	As of December 31,
	2017	2016
	(in thousands)
Assets:
Premium receivable, net of commissions payable
AGC	78	$142
AGM and Assured Guaranty (Europe) plc (AGE)	(22)	1
AG Re	12,479	—
DAC(1)
AGC	83	132
AGM and AGE	7	18
AG Re	5,221	—
Assumed funds held(2)
AGC	—	5,055
Liabilities:
Unearned premium reserve
AGC	441	578
AGM and AGE	22	63
AG Re	17,403	—
Loss and LAE reserve
AGC	152	268
Other information:
Assumed par outstanding
AG Re	376,000	—
AGC	96,059	12,000
AGM and AGE	10,054	15,574
_____________________

(1)	Represents assumed ceding commissions.

(2)	Included in other assets on the consolidated balance sheets.

The following table summarizes the affiliated components of each statement of operations item, where applicable:

	Year Ended December 31,
	2017	2016
	(in thousands)
Revenues:
Net earned premiums
AGC	$141	$193
AGM and AGE	19	23
AG Re	423	—
Expenses:
Loss and LAE
AGC	(115)	(214)
Amortization of deferred acquisition costs
AGC	22	22
AGM and AGE	11	7
AG Re	127	—

Guaranty

AG Re provides an irrevocable guaranty to AGRO. Pursuant to the terms of the guaranty, upon demand by AGRO, to the extent AGRO is unable to satisfy any payment obligation, AG Re will make funds available to AGRO for the full payment of such payment obligation when it is due. AGRO has not made any demand to AG Re under this guaranty.

12.	Commitments and Contingencies

Leases

Rent expense, which includes allocations of the affiliated companies (please refer to Note 11, Related Party Transactions), was $111 thousand in 2017 and $149 thousand in 2016, including allocations.

Legal Proceedings

Lawsuits arise in the ordinary course of the Company’s business. It is the opinion of the Company’s management, based upon the information available, that the expected outcome of litigation against the Company, individually or in the aggregate, will not have a material adverse effect on the Company’s financial position or liquidity, although an adverse resolution of litigation against the Company in a fiscal quarter or year could have a material adverse effect on the Company’s results of operations in a particular quarter or year.

Accounting Policy

The Company establishes accruals for litigation and regulatory matters to the extent it is probable that a loss has been incurred and the amount of that loss can be reasonably estimated. For litigation and regulatory matters where a loss may be reasonably possible, but not probable, or is probable but not reasonably estimable, no accrual is established, but if the matter is material, it is disclosed. The Company reviews relevant information with respect to its litigation and regulatory matters on a quarterly basis and updates its accruals, disclosures and estimates of reasonably possible loss based on such reviews.

13.	Employee Benefit Plans

Accounting Policy

The Company participates in AGL's long term incentive plans. AGL follows the fair value recognition provisions for share based compensation expense. The Company is allocated its proportionate share of all compensation expense based on time studies conducted annually.

Assured Guaranty Ltd. 2004 Long-Term Incentive Plan

Under the Assured Guaranty Ltd. 2004 Long-Term Incentive Plan, as amended (the Incentive Plan), the number of AGL common shares that may be delivered under the Incentive Plan may not exceed 18,670,000. In the event of certain transactions affecting AGL's common shares, the number or type of shares subject to the Incentive Plan, the number and type of shares subject to outstanding awards under the Incentive Plan, and the exercise price of awards under the Incentive Plan, may be adjusted.

The Incentive Plan authorizes the grant of incentive stock options, non-qualified stock options, stock appreciation rights, and full value awards that are based on AGL's common shares. The grant of full value awards may be in return for a participant's previously performed services, or in return for the participant surrendering other compensation that may be due, or may be contingent on the achievement of performance or other objectives during a specified period, or may be subject to a risk of forfeiture or other restrictions that will lapse upon the achievement of one or more goals relating to completion of service by the participant, or achievement of performance or other objectives. Awards under the Incentive Plan may accelerate and become vested upon a change in control of AGL.

The Incentive Plan is administered by the Compensation Committee of the Board of Directors of AGL, except as otherwise determined by the Board. The Board may amend or terminate the Incentive Plan. As of December 31, 2017, 10,034,895 common shares of AGL were available for grant under the Incentive Plan.

The Company recognized expenses of $276 thousand and $200 thousand for the years ended December 31, 2017 and 2016, respectively, under the Incentive Plan.

Time Vested Stock Options

Stock options are generally granted once a year with exercise prices equal to the closing price on the date of grant. To date, AGL has only issued non-qualified stock options. All stock options, except for performance stock options, granted to employees vest in equal annual installments over a three-year period and expire seven years or ten years from the date of grant. None of AGL's options, except for performance stock options, have a performance or market condition.

Performance Stock Options

Assured Guaranty grants performance stock options under the Incentive Plan. These awards are non-qualified stock options with exercise prices equal to the closing price of an AGL common share on the applicable date of grant. These awards vest 35%, 50% or 100%, if the price of AGL's common shares using the highest 40-day average share price during the relevant three-year performance period reaches certain hurdles. If the share price is between the specified levels, the vesting level will be interpolated accordingly. These awards expire seven years from the date of grant.

Restricted Stock Awards

Restricted stock awards are valued based on the closing price of the underlying shares at the date of grant (adjusted for the timing of dividends). Restricted stock awards to employees generally vest in equal annual installments over a four-year period.

Restricted Stock Units

Restricted stock units are valued based on the closing price of the underlying shares at the date of grant. Restricted stock units generally vest in equal annual installments over a four-year period or fully vest after a three-year period.

Performance Restricted Stock Units

Assured Guaranty has granted performance restricted stock units under the Incentive Plan. These awards vest 35%, 50%, 100%, or 200%, if the price of AGL's common shares using the highest 40-day average share price during the relevant three-year performance period reaches certain hurdles. If the share price is between the specified levels, the vesting level will be interpolated accordingly.

Employee Stock Purchase Plan

Assured Guaranty established the AGL Employee Stock Purchase Plan (Stock Purchase Plan) in accordance with Internal Revenue Code Section 423, and participation is available to all eligible employees. Maximum annual purchases by participants are limited to the number of whole shares that can be purchased by an amount equal to 10% of the participant's compensation or, if less, shares having a value of $25,000. Participants may purchase shares at a purchase price equal to 85% of the lesser of the fair market value of the stock on the first day or the last day of the subscription period. The Company recorded $4 thousand and $3 thousand in share-based compensation, after the effects of DAC, under the Stock Purchase Plan during the years ended December 31, 2017 and 2016, respectively.

Defined Contribution Retirement Plans

The Company participates in defined contribution retirement plans maintained by AGL which are available to eligible full-time employees upon hire. Eligible employees can contribute a percentage of their compensation.  Contributions are matched by the Company at a rate of 100% up to 6% of the employee's compensation.  The Company also makes a core contribution of 6% of the employee's compensation, regardless of whether the employee contributes to the plans. Employees become fully vested in Company contributions after one year of service, as defined in the plans.

The Company recognized defined contribution expenses of $275 thousand and $152 thousand for the years ended December 31, 2017 and 2016, respectively.

Cash-Based Compensation Plans

Performance Retention Plan

Assured Guaranty Ltd. maintains a Performance Retention Plan (PRP) (that is part of the Incentive Plan) that permits the grant of deferred cash based awards to selected employees. Generally, each PRP award is divided into three installments, that vest over four years. The cash payment depends on growth in certain measures of intrinsic value and financial return defined in each PRP award agreement. The Company recognized performance retention plan expenses of $184 thousand and $196 thousand for the years ended December 31, 2017 and 2016, respectively, representing its proportionate share of the Assured Guaranty expense.

Assured Guaranty's executive officers are eligible to receive compensation under a non-equity incentive plan. The amount of compensation payable is subject to a performance goal being met. AGL's Compensation Committee then uses discretion to determine the actual amount of cash incentive compensation payable to each executive officer for such performance year based on factors and criteria as determined by the Compensation Committee of AGL, provided that such discretion cannot be used to increase the amount that was determined to be payable to each executive officer. For an applicable performance year, the Compensation Committee of AGL establishes target financial performance measures for AGL and individual non-financial objectives for the executive officers. Most employees other than executive officers are eligible to receive discretionary bonuses.

14.	Other Comprehensive Income

The following tables present the changes in each component of AOCI and the effect of reclassifications out of AOCI on the respective line items in net income.

Changes in Accumulated Other Comprehensive Income by Component
Year Ended December 31, 2017

	Net Unrealized Gains (Losses) on Investments with no Other-Than-Temporary Impairment	Net Unrealized Gains (Losses) on Investments with Other-Than-Temporary Impairment	Total Accumulated Other Comprehensive Income
	(in thousands)
Balance, December 31, 2016	$5,191	$9	$5,200
Reclassification of stranded tax effects (see Note 1)	1,448	0	1,448
Other comprehensive income (loss) before reclassifications	2,691	(13)	2,678
Amounts reclassified from AOCI to:
Net realized investment gains (losses)	162	10	172
Tax (provision) benefit	(57)	(3)	(60)
Total amount reclassified from AOCI, net of tax	105	7	112
Net current period other comprehensive income (loss)	2,796	(6)	2,790
Balance, December 31, 2017	$9,435	$3	$9,438

Changes in Accumulated Other Comprehensive Income by Component
Year Ended December 31, 2016

	Net Unrealized Gains (Losses) on Investments with no Other-Than-Temporary Impairment	Net Unrealized Gains (Losses) on Investments with Other-Than-Temporary Impairment	Total Accumulated Other Comprehensive Income
	(in thousands)
Balance, January 1, 2016	$7,713	$—	$7,713
Other comprehensive income (loss) before reclassifications	(2,102)	3	(2,099)
Amounts reclassified from AOCI to:
Net realized investment gains (losses)	(647)	10	(637)
Tax (provision) benefit	227	(4)	223
Total amount reclassified from AOCI, net of tax	(420)	6	(414)
Net current period other comprehensive income (loss)	(2,522)	9	(2,513)
Balance, December 31, 2016	$5,191	$9	$5,200

15.	Subsequent Events

Subsequent events have been considered through April 12, 2018, the date at which these financial statements were issued, and are discussed in the notes above.